Exhibit 10.1

THIS AGREEMENT made as of the day of February, 2025

BETWEEN:

16728502 CANADA INC., a corporation incorporated under the laws of Canada

(Hereinafter the “Purchaser”)

-and-

Randy Lamont, of the Province of British Columbia

(Individually “Randy”)

-and-

Fat Panda Ltd., a corporation incorporated under the laws of the Province of Manitoba

(Individually “FPL”)

-and-

Darcy Backman, of the Province of Ontario

(Individually “Darcy”)

-and-

Mignonne Lamont, of the Province of British Columbia

(Individually “Mignonne”)

-and-

Jordan Vedoya, of the Province of Manitoba

(Individually “Jordan”)

(together the “Vendors”),

-and-

7446285 MANITOBA LTD. (previously known as FAT PANDA DISTRIBUTION LTD., a corporation incorporated under the laws of Manitoba

(Hereinafter “744”)

-and-

10050200 MANITOBA LTD., a corporation incorporated under the laws of Manitoba

(Hereinafter “0200”)

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-and-

FAT PANDA LTD., a corporation incorporated under the laws of Manitoba

(Hereinafter “FPL”)

-and-

FAT PANDA DIRECT LTD., a corporation incorporated under the laws of Manitoba

(Hereinafter “FPD”)

(Together the “Corporations”)

-and-

For the purposes of Sections 2.3 c) and e) hereof only

CEA INDUSTRIES INC., an issuing corporation, residing in the United States of America, listed on the NASDAQ Exchange

(Hereinafter “CEA Industries”)

WHEREAS:

1.     The Vendors are the registered and beneficial owners of all of the issued and outstanding shares in the capital of the Corporations;

2.     The Purchaser wishes to purchase, and the Vendors wish to sell, all of the issued and outstanding shares in the capital of the Corporations on the terms and conditions herein contained;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and the sum of $10.00 of lawful money of Canada and other good and valuable consideration paid by each of the parties hereto to each of the other parties hereto (the receipt and sufficiency of which are hereby acknowledged), it is agreed among the parties hereto as follows:

1. Interpretation

1.1.     Defined terms. In this agreement and in the Schedules hereto, unless there is something in the subject-matter or context inconsistent therewith, the following terms and expressions will have the following meanings:

a)	“Actual Cash” has the meaning specified in Section 2.5 a);

b)	“Actual Indebtedness” has the meaning specified in Section 2.5 a);

c)	“Actual Working Capital” has the meaning specified in Section 2.5 a);

d)	“Affiliate” of any person means any corporation which, directly or indirectly, is Controlled by, Controls or is under direct or indirect common Control with such person;

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e)	“Agreement” means this share purchase agreement, as it may be amended in accordance with its terms;

f)	“Ancillary Agreements” means all agreements, certificates and other instruments delivered or given pursuant to this Agreement;

g)	“arm’s length” will have the meaning ascribed to such term under the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.);

h)	“Audited Financial Statements” means the audited consolidated financial statements of the Corporations prepared for the Audit Statement Dates including without limitation and inclusive of such other statements as the auditors deem appropriate, a combined balance sheet, statement of operations, statement of changes in shareholders’ equity, statement of cashflows and financial footnotes and shall be audited and reviewed (as applicable) by Sadler, Gibb & Associates LLC (“the Auditors”). Such Audited Financial Statements shall be prepared in accordance with GAAP on a basis that shall enable the Auditors to issue an unqualified audit opinion in accordance with the standards of the PCAOB upon completion of their audit, copies of which if available on Closing shall be annexed hereto as Schedule 1.1 h);

i)	“Audited Statement Dates” means the TWELVE (12) month periods ending April 30, 2023 and April 30, 2024;

j)	“Authorization” means, with respect to any Person, any order, decree, permit, certificate, certificate of authorization, registration, approval, consent, waiver, licence, directive, notice, agreement or other authorization of any Governmental Entity having jurisdiction over the Person;

k)	“Books and Records” means all information in any form relating to the Business, including books of account, financial, tax, business, marketing, personnel and research information and records, equipment logs, operating guides and manuals and all other documents, files, correspondence and other information;

l)	“Business” means the business carried on by the Corporation which primarily involves the manufacture, distribution and sale of vaping and cannabis related materials and compounds and the licensing and franchising of the rights thereto;

m)	“Business Day” means any day other than a day which is a Saturday, a Sunday or a statutory holiday in Winnipeg, Manitoba;

n)	“Business IP” has the meaning ascribed to is in Section 3.1(28) hereof;

o)	“Cash” means the aggregate cash and cash equivalents (including bank account balances, marketable securities, and short-term investments), less uncashed cheques and drafts and restricted cash, of the Corporation calculated in accordance with GAAP;

p)	“CEWS” means the Canada Emergency Wage Subsidy, promulgated under Bill C-14 and assented to on April 11, 2020, as amended, and any other COVID-19 related loan program or direct or indirect wage, rent or other subsidy offered by a Canadian federal, provincial, or local Governmental Entity;

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q)	“CEWS Returns” means any and all Tax Returns filed or required to be filed, or required to be kept on file in respect of CEWS;

r)	“Closing Date” or “Date of Closing” means March 31, 2025, or such other date as may be agreed between the Vendors and the Purchaser;

s)	“Closing Statement” has the meaning specified in Sections 2.4 , 2.5 a), c) or d), as the case may be;

t)	“Closing Time” means 11am in Winnipeg on the Closing Date or such other time on the Closing Date as the parties hereto may agree upon;

u)	“Condition of the Corporations” means the condition of the assets, liabilities, operations, activities, earnings, prospects, affairs and financial position of the Corporations;

v)	“Contract” means any agreement, contract, lease (other than Leases), licence, undertaking, engagement or commitment of any nature, whether written or oral;

w)	“Control” “Controls”, “Controlled” means, with respect to any corporation, the ownership of more than Fifty (50%) of the voting shares of that corporation, including any shares which are voting only upon the occurrence of a contingency where such contingency has occurred and is continuing;

x)	“Convertible Debt” means the convertible note taken back as part of the Purchase Price pursuant to Section 2.3 e);

y)	“Corporations” means FPL, 744, 0200 and FPD and “Corporation”, means any one of them;

z)	“Current Assets” means, without duplication, the consolidated current assets of the Corporations, determined in accordance with GAAP, which, for greater certainty, shall include Inventory;

aa)	“Current Liabilities” means, without duplication, the consolidated current liabilities of the Corporations, determined in accordance with GAAP, which for greater certainty, shall include without limitation, accounts payable, government remittances payable, wages payable, current income tax payable and management bonuses payable;

bb)	“Damages” means any losses, liabilities, damages, Taxes or expenses (including reasonable legal fees and expenses) whether resulting from an action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a Governmental Entity, or a cause, matter, thing, act, omission or state of facts not involving a third party; provided, however, that “Damages” shall not include punitive damages, exemplary damages, aggravated damages or special damages, except to the extent awarded by a court and actually paid to a third party;

cc)	“Dollars” means Canadian dollars;

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dd)	“Draft Closing Statement” has the meaning specified in Section 2.5 a);

ee)	“Employee Plans” means all the employee benefit, fringe benefit, supplemental unemployment benefit, deferred compensation, bonus, incentive, profit sharing, termination, change of control, pension, retirement, savings, stock option, stock purchase, stock appreciation, phantom stock, health, welfare, medical, dental, disability, life insurance and any arrangement or agreement made with an employee of any kind, concerning remuneration or compensation, and similar plans or programmes relating to any current or former employees, current or former Independent Contractors or officers or directors of the Corporations, maintained, sponsored, contributed to or funded by or on behalf of the Corporations or under which the Corporations may have any liability, contingent or otherwise, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered;

ff)	“Employment Contracts” means oral or written Contracts other than Employee Plans, relating to any of the employees of any of the Corporations;

gg)	Employee Obligations” means the money that would be payable by the Corporations to each or any employee of the Corporations as severance if they were terminated without cause one minute before the Closing hereof. The gross amount of the Employee Obligations shall be capped at TWO HUNDRED AND TWENTY-FIVE THOUSAND DOLLARS ($225,000.00) and treated in accordance with Section 2.6 d) hereof;

hh)	“Encumbrances” means mortgages, long term debt, charges, pledges, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

ii)	“Environment” means the natural environment, (including, without limitation, soil, land surface or subsurface strata, surface waters, groundwater (including potable water and wetlands), sediment, indoor and ambient air (including all layers of the atmosphere)), organic and inorganic matter and living organisms, and any other environmental medium or natural resource and all sewer systems;

jj)	“Escrow Agent” has the meaning specified in Section 2.3 f) ii);

kk)	“Escrow Agreement” has the meaning specified in Section 2.3 b) and annexed as Schedule 2.3 f) ii);

ll)	“Estimated Cash” has the meaning specified in Section 2.4;

mm)	“Estimated Closing Statement” has the meaning specified in Section 2.4;

nn)	“Estimated Indebtedness” has the meaning specified in Section 2.4;

oo)	“Estimated Payment” means an amount equal to the sum of: (i) the Purchase Price; plus (ii) the amount, if any, by which the Estimated Working Capital exceeds the Working Capital Target; minus (iii) the amount, if any, by which the Working Capital Target exceeds the Estimated Working Capital; minus (iv) the Estimated Indebtedness; plus (v) the Estimated Cash; minus (vi) the Working Capital Escrow Amount; minus (vii) the Indemnity Escrow Amount;

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pp)	“Estimated Payment Adjustment” means an amount (which may be positive or negative) equal to the sum of: (i) the Actual Working Capital minus the Estimated Working Capital; plus (ii) the Estimated Indebtedness minus the Actual Indebtedness, plus (iv) the Actual Cash minus the Estimated Cash;

qq)	“Estimated Working Capital” has the meaning specified inn Section 2.4;

rr)	“Franchises” means all Franchise Agreements and Franchises entered into by the Corporations and annexed hereto as Schedule 1.1 rr);

ss)	“generally accepted accounting principles” or “GAAP” means the United States accounting standards so described and promulgated by the United States Financial Accounting Standards Board (FASB) and the United States Governmental Accounting Standards Board (GASB) which shall be applicable and consistently applied to the Corporation’s financial statements as at the date on which any calculation made hereunder is to be effective or as at the date of any financial statements referred to herein, as the case may be;

tt)	“Governmental Entity” means: (i) any governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, tribunal, board, bureau, agency, commissioner or instrumentality, whether international, multinational, national, federal, provincial, state, county, municipal, local, or other; (ii) any subdivision or authority of any of the above; (iii) any stock exchange; and (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above

uu)	“Indebtedness” means, with respect to any Person, as of any time, without duplication, all obligations, including the outstanding principal amount of, accrued and unpaid interest on, and other liquidated payment obligations (including any prepayment penalties, premiums, costs, breakage, or other amounts payable in connection with the prepayment, repayment, or retirement thereof) of such Person consisting of or related to: (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money; (ii) indebtedness evidenced by any note, bond, debenture, or other debt security (including a purchase money obligation); (iii) obligations under leases that are required to be capitalized in accordance with GAAP; (iv) obligations for the deferred purchase price of property, goods, or services (other than trade payables or accruals incurred in the Ordinary Course to the extent including within Working Capital (as finally determined in accordance herewith), but including any deferred purchase price liabilities, contingent payments, earnouts, installment payments, seller notes, promissory notes, or similar liabilities, in each case, related to past acquisitions and, for the avoidance of doubt, in each case, whether or not contingent); (v) letters of credit (whether drawn or undrawn); (vi) all obligations under any currency or interest rate swap, hedge, or similar agreement or arrangement (with respect to any of the Corporations and the Business, determined as if such instrument were terminated as of the Closing Date); (vii) all unpaid income tax (regardless of when due and payable) for any Pre-Closing Tax Period and for the portion of any straddle period ending on and including the Closing Date determined in accordance with GAAP; (viii) guarantees of any liability of a third party of the type described in the foregoing clauses (i) through (vii); (ix) with respect to any of the Corporations: (a) any and all unpaid salaries, wages, commissions, and bonuses earned by, or owed to, any employee of any of the Corporations or any of the Vendors through the Closing Date; (b) any and all unused vacation and other paid time off earned by, or owed to, any employee of any of the Corporations through the Closing Date; and (c) any and all unpaid contributions and payments required to be made by any of the Corporations under the Employee Plans through the Closing Date, in each case with respect to this clause (ix) including the employer-paid portion of all employment, payroll, or other similar Taxes payable with respect to the payments described in this clause (ix), or otherwise payable in connection with the transactions contemplated in this Agreement and the Ancillary Agreements; and (x) with respect to any of the Corporations, any declared or accrued but unpaid dividends on any of the Purchased Shares of any of the Corporations, but for greater certainty, “Indebtedness” shall exclude future income taxes except for those arising from the Corporations’ operations prior to the Closing Date;

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vv)	“Indemnified Person” means a Person with indemnification rights or benefits under this Agreement;

ww)	“Indemnity Escrow Amount” has the meaning specified in Section 2.3 f) ii);

xx)	“Independent Contractor” means a self employed Person, contracted to perform work or provide services to the Corporations as a non-employee.

yy)	“Intellectual Property” means domestic and foreign: (i) patents, provisional patent applications, applications for patents and reissues, divisions, continuations, re-examinations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) designs, design registrations, design registration applications, industrial designs, industrial design registrations, industrial design registration applications; (v) trade names, business names, corporate names, domain name registrations, website names and world wide web addresses, common law trademarks, trademark registrations, trademark applications, trade dress and logos, and the goodwill associated with any of the foregoing; and (vi) any other intellectual property and industrial property and without limitation includes the use of the name Fat Panda world wide;

zz)	“Interim Financial Statements” means the unaudited consolidated financial statements of the Corporations as at and for the period commencing for the Six (6) month period commencing May 1, 2024, to and including October 31, 2024 and the period commencing November 1, 2024 until the Date of Closing prepared in accordance with GAAP and shall be annexed hereto on Closing as Schedule 1.1 zz);

aaa)	“Interim Period” means the period from and including the date of this agreement to and including the Closing Date;

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bbb)	“Inventory” means each Corporations’ inventory (including packaging materials, raw materials, work-in-process and finished goods) used in or related to the Business and annexed as Schedule 1.1 bbb);

ccc)	“Key Employees” means the persons listed on Schedule 1.1 ccc) hereto;

ddd)	“Laws” means any law, regulation, ordinance or statute passed by any Government Entity affecting the business of the Corporations or any asset or the Condition of the Corporations;

eee)	“Leased Premises” means all premises leased by the Corporations under the Leases;

fff)	“Leases” means the leases and the agreements to lease under which the Corporation leases any real property, as listed in Schedule 1.1 fff);

ggg)	Intentionally Deleted

hhh)	“Licences” means all of the licences, registrations and qualifications to do business held by the Corporation including and annexed hereto as Schedule 1.1 hhh);

iii)	“Lien” means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), easement, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant or other encumbrance of any nature, which, in substance, secures payment or performance of an obligation;

jjj)	“Material” means important and significant enough to adversely affect the Corporations’ operations, assets, liabilities (to the extent assumed by the Purchaser hereunder) or financial condition of the Business, taken as a whole;

kkk)	“Notice” has the meaning specified in Section 9.2;

lll)	“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person;

mmm)	“Parties” means the Vendors and the Purchaser and any other Person who may become a party to this Agreement;

nnn)	“person” means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, and any other form of entity or organization;

ooo)	“Purchase Price” shall have the meaning ascribed to such term in Section 2.1, which is the amount payable by the Purchaser to the Vendors for all of the Purchased Shares, as provided herein;

ppp)	“Purchased Shares” means all of the issued and outstanding shares in the capital of the Corporations being sold by the Vendors and purchased by the Purchaser hereunder;

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qqq)	“Rejected Assets” means those assets rejected pursuant to Section 2.1.2;

rrr)	“Related Person”, where used to indicate a relationship with any person, means,

i.	any spouse, son or daughter of that person;

ii.	any relative of the person or of the person’s spouse, other than an individual referred to in clause (i), who has the same home as the person, or

iii.	any body corporate of which the person and any of the persons referred to in clause (i) or (ii) or the partner or employer of the person, or any combination, beneficially own, directly or indirectly, voting securities carrying more than 50 per cent of the voting rights annexed to all voting securities of any body corporate for the time being outstanding.

sss)	“Security” means having a right to register or registration of a secured interest in and upon the assets of the Corporations pursuant to The Personal Property Security Act CCSM c P35 of Manitoba

ttt)	"Share Value” has the meaning specified in Section 2.3(c);

uuu)	“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and other documents (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes;

vvv)	“Taxes” means: (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies, rates, withholdings, dues, contributions and other charges, collections or assessments of any kind whatsoever, imposed by any Governmental Entity, including any deemed overpayment of Taxes in respect of CEWS; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party;

www)	“Tobacco/Vape License(s)” or “Tobacco Licenses” means the Excise Warehouse Licence issued under the Excise Act to 744 in respect of activities at 60 Paramount Road, Winnipeg, MB. (Licence No. 55-VAL-60, Account Identifier 74087 2528RD0001) to store non-duty-paid packaged alcohol or unstamped manufactured tobacco or cigars or a vaping product licensee who manufactures and imports vaping products in Canada for export or for sale to an accredited representative (i.e., vaping products not intended for the Canadian duty-paid market) or those licenses for importation, transport, marketing, dealing or selling tobacco products;

xxx)	“Vaping Product License” means the license for manufacturing vaping products in Canada issued to 744 pursuant to the Excise Act, in respect of activities at 2-233 Regent Avenue, Winnipeg, MB. (Licence No. 55-VAL-60, Account Identifier 74087 2528RD0001);

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yyy)	“Vaping Stamping Regime Licence” means the license issued pursuant to the Excise Act for packaging vaping products for final sale in Canada or selling imported vaping products in Canada;

zzz)	“Vendors’ Representative” means MLT Aikins LLP and in particular Melissa Cattini and Colin B. Findlay thereof, unless notice of change of representative is provided to the Purchaser’s counsel;

aaaa)	“Warranty Claim” means a claim made by either the Purchaser or the Vendors based on or with respect to the inaccuracy or non-performance or non-fulfilment or breach of any representation, warranty or covenant made by the other party contained in this agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby;

bbbb)	“Working Capital” means the Current Assets minus the Current Liabilities, as of the applicable date of determination, in each case determined in a manner consistent with GAAP;

cccc)	“Working Capital Escrow Amount” has the meaning specified in Section 2.3 f) i);

dddd)	“Working Capital Target” means an amount equal to $5,500,000.00.

1.2.     Best of knowledge. Any reference herein to “the best of the knowledge” of the Vendors and means the actual knowledge of the directors and officers of the Vendors and the Corporations and the knowledge which they would have had if they had conducted a diligent inquiry into the relevant subject-matter.

1.3.     Schedules. The Schedules which are annexed to this agreement are incorporated into this agreement by reference and are deemed to be part hereof.

1.4.     Currency. Unless otherwise indicated, all dollar amounts referred to in this agreement are in lawful money of Canada.

1.5.     Choice of law and attornment.

(1)     This agreement shall be governed by and construed in accordance with the laws of the Province of Manitoba and the laws of Canada applicable therein.

(2)     The parties agree that the courts of the Province of Manitoba will have exclusive jurisdiction to determine all disputes and claims arising between the parties subject to any arbitration provisions inserted herein.

1.6.     Interpretation not affected by headings or party drafting. The division of this agreement into articles, sections, paragraphs, subsections and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement. The terms “this agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this agreement and the Schedules hereto and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Each party hereto acknowledges that it and its legal counsel have reviewed and participated in settling the terms of this agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this agreement.

1.7.     Number and gender. In this agreement, unless there is something in the subject-matter or context inconsistent therewith,

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(a)     words in the singular include the plural and such words shall be construed as if the plural had been used,

(b)     words in the plural include the singular and such words shall be construed as if the singular had been used, and

(c)     words importing the use of any gender shall include all genders where the context or party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

1.8.     Time of essence. Time shall be of the essence hereof.

1.9.     Joint and several obligations. If the Vendor is constituted by more than one person, their obligations hereunder as the Vendors are joint and several.

1.10 Disclosure after execution.

1.10.1 The Vendors shall, from time to time prior to the Closing Date, supplement the Schedules to this Agreement with additional information that, if existing or known to any of them on the date of this Agreement, would have been required to be included in one or more of the Schedules to this Agreement. From and after the Closing Date, the Schedules to this Agreement shall be deemed to include only the information contained therein on the date of this Agreement or added to the Schedules by written amendments or supplements to this Agreement delivered prior to or at the Closing Date as amended pursuant to Section 1.10.2 hereof, and accepted by the Purchaser, acting reasonably (for certainty, such acceptance not to be unreasonably withheld, conditioned or delayed).

1.10.2 It is agreed between the Parties that the Closing Date contemplated herein shall be extended for a period subsequent to the annexation of the Schedules contemplated herein for a period of Fifteen (15) Business Days.

1.11 Letter of Intent. The Letter of Intent dated the 28th day of August, 2024, shall on the execution hereof cease to be of any force or effect and this Agreement shall govern all matters between the Parties.

2. Purchase and Sale

2.1.1     Purchased Shares. On the terms and subject to the fulfilment of the conditions hereof, the Vendors hereby agrees to sell, assign and transfer to the Purchaser, and the Purchaser hereby agrees to purchase and accept from the Vendors, the Purchased Shares.

2.1.2 Rejection of Assets.

2.1.2.1 The Purchaser shall have the right at any time before waiving the conditions precedent set forth in Section 2.2.2 hereof to advise the Vendors of its intention to reject certain of the assets of the Corporations (the “Rejected Assets”). Those assets shall be limited to and may include the following:

a)	those assets involved in the manufacture or sale of cannabis or cannabis related products the “Cannabis Assets”);

b)	any assets rendered unsaleable as a result of legislation of any Government;

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2.1.2.2 The rejection of a Rejected Asset based on 2.1.2.1a) hereof shall be at the unfettered discretion of the Purchaser. There shall be no adjustment to the Purchase Price as a result thereof and the Vendors shall be responsible for the sale and/or disposal of all Cannabis Assets prior to Closing. The Parties agree that should the Cannabis Assets be rejected then on the sale of the Cannabis Assets, Working Capital shall not change.

2.1.3 Payment and Notice. All monies payable hereunder to the Vendors and all notices required hereunder in this Agreement to be given to the Vendor, shall be satisfied by providing said monies and giving said notices, to the Vendors’ Representative.

2.1.4 Distribution of Funds and Responsibilities of Vendors’ Representative. The Vendors’ Representative shall be responsible for the distribution of all monies to the appropriate Vendor, and the Purchaser shall be relieved of any liability for individual distribution thereof, upon providing funds as herein required, to the Vendors’ Representative. Wherever in this Agreement the requirement exists for the Vendors to take any action, agree to any matter, provide notice, etc. same shall be through and conducted by Jordan Vedoya.

2.2.1     Purchase Price. The price (the “Purchase Price”) payable by the Purchaser to the Vendors for the Purchased Shares will be the sum of EIGHTEEN MILLION DOLLARS ($18,000,000.00) inclusive of the Share Value subject to adjustment in accordance with the terms hereof and payable as hereinafter set forth in Section 2.3 hereof.

2.2.2 Conditions Precedent. It is agreed and understood between the Parties that if there is any condition precedent as hereinafter provided that is not waived in writing prior to the Date of Closing, this transaction shall be at an end and the Vendors’ Representative shall return the Deposit to the Purchaser with interest and without deduction within FIVE (5) days thereof and neither Party shall thereafter have a claim against the other. The following are conditions precedent to the Closing contemplated herein:

a)	As a condition precedent to the completion of this Agreement the parties shall cause combined Audited Financial Statements of the Corporations, as of and for the TWELVE (12) month periods ending April 30, 2024 and 2023, and the Interim Financial Statements to be prepared as soon as possible and, in any event, to be completed no later than TEN (10) days prior to the Closing Date. The Audited Financial Statements shall include a combined balance sheet, statement of operations, statement of changes in shareholders’ equity, statement of cashflows and financial footnotes and shall be audited and reviewed (as applicable) by Sadler, Gibb & Associates LLC (“the Auditors”). Such Audited Financial Statements shall be prepared in accordance with GAAP on a basis that will enable the Auditors to issue an unqualified audit opinion in accordance with the standards of the PCAOB upon completion of their audit;

b)	The fees and expenses of the Auditors incurred in connection with Section 2.2(a) will be paid by the Purchaser;

c)	This Agreement is conditional upon the Purchaser being satisfied as to the financial condition of the Corporations withing FIVE (5) days of receipt of the Audited Financial Statements and the Interim Financial Statements (the “Period”) and the Purchaser being satisfied in its unfettered discretion as to the financial viability of the transaction herein contemplated;

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d)	This Agreement is conditional upon the Purchaser being satisfied in its unfettered discretion with the contents of the due diligence being conducted and completed prior to the date which is 10 days before the Closing Date provided the Vendor and the Corporations have caused all due diligence materials required by the Purchaser to be provided to the Purchaser, for review, at least 20 days before the Closing Date. If same has not occurred at the option of the Purchaser the Closing Date shall be extended to accommodate the completion of such due diligence;

e)	This Agreement is conditional upon the Purchaser being satisfied in its unfettered discretion as to the form and content of this Agreement and such other necessary ancillary agreements as may be required by the Parties;

f)	This Agreement is conditional upon the Purchaser being satisfied in its unfettered discretion, no later than 30 days prior to the Closing Date, as to having arranged satisfactory financing to effect the Closing herein contemplated;

g)	This Agreement is conditional upon the Purchaser being satisfied in its unfettered discretion upon receipt of all necessary governmental, regulatory and other third-party consents and approvals required to consummate the within transaction in accordance with its terms, including, without limitation:

i)       Issuance to the Purchaser or its designate of licences under The Liquor, Gaming and Cannabis Control Act (Manitoba) by the Liquor, Gaming and Cannabis Authority of Manitoba (“LGCA”) for the business locations at Unit 6-2230 McPhillips Street, Winnipeg, MB, 2-233 Regent Avenue, Winnipeg, MB, 1830 Main Street, Winnipeg, MB and 239 Manitoba Avenue, Selkirk, MB (the “Retail Cannabis Locations”);

ii)       Due execution of retailer agreements between Purchaser or its designate with Manitoba Liquor and Lotteries Corporation (“MBLL”) with respect to the Retail Cannabis Locations;

iii)       Release by all Landlords of any right to Security or shall agree to subordinate to the Purchaser’s primary lender as the case may be, against the assets of the Corporations pursuant to any Leases or subject to the consent of the Purchaser, not to be unreasonably withheld, be subordinated and postponed to any financing arranged by the Purchaser; and

iv) All other matters relating to the Leases that require completion prior to Closing in a condition reasonably satisfactory to the Purchaser and absolutely satisfactory to the Purchaser’s primary lender;

2.3.     Payment of Purchase Price. The Purchase Price will be paid and satisfied as follows:

a)	The Purchaser has paid to MLT Aikins LLP in Trust, by wire transfer, the sum of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) (the “Deposit”) as a deposit. The Deposit has been deposited by MLT Aikins LLP into an interest-bearing account residing with a Canadian chartered bank in Winnipeg, Manitoba, in the name of MLT Aikins LLP Trustee and will be dealt with in accordance with the following provisions:

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(i)     If the purchase and sale of the Purchased Shares is completed at the Closing Time, the Deposit plus all interest earned thereon will be released from trust and applied to the Purchase Price;

(ii)     If the purchase and sale of the Purchased Shares is not completed for any reason other than the failure of the Purchaser to comply with its obligations pursuant to this Agreement, the Deposit plus all interest earned thereon, will be released from trust, by the Vendors’ Representative and returned to the Purchaser;

(iii)     If the purchase and sale of the Purchased Shares is not completed due to the failure of the Purchaser to comply with the terms of this Agreement, then the Deposit plus all interest thereon will be released from trust and forfeited and paid to the Vendors in full satisfaction of all Damages, losses, costs and expenses incurred by the Vendors, and the Vendors acknowledge that they will not have any other remedy or claim against the Purchaser as a result of the sale of the Purchased Shares not being completed;

b)	At the Closing Time, the Purchaser will pay to MLT Aikins LLP in Trust, by wire transfer, the sum of THIRTEEN MILLION, NINE HUNDRED THOUSAND DOLLARS ($13,900,000.00) subject to adjustment and less the Working Capital Escrow Amount as hereinafter set forth, to be held on the terms and subject to the conditions of the escrows contained in Section 2.3 a) and f) hereof;

c)	The Purchaser shall cause CEA Industries, to issue to Velocity Investments Incorporated, on Closing, THIRTY-NINE THOUSAND (39,000) shares of common stock from its authorized but unissued shares of common stock, to be evidenced by a DRS statement as issued by the transfer agent to CEA Industries, Continental Stock Transfer & Trust Company, such shares to be in book entry form in the name of Velocity Investments Incorporated, or its designee as agreed by CEA Industries and in compliance with the United States federal securities laws, as freely tradeable shares. It is agreed and understood between the Parties that the value assigned to the shares to be issued pursuant to this Section c) and forming part of the Purchase Price shall be SEVEN HUNDRED THOUSAND DOLLARS ($700,000.00) (the “Share Value”).

d)	The Purchaser shall give and Jordan shall take back a loan agreement and promissory note in the amount of ONE MILLION AND THIRTY THOUSAND DOLLARS ($1,030,000.00) for a term of EIGHTEEN (18) months, bearing interest at the rate of SEVEN PERCENT (7%) per annum, calculated semi annually not in advance, payable interest only monthly for the balance of the term. The principal balance and any accrued interest to be paid in full on maturity of the loan. Annexed hereto as Schedule 2.3 e) is a form of loan agreement and promissory note to be used;

e)	The Purchaser shall give and Jordan shall take back a convertible promissory note in the amount of ONE MILLION AND THIRTY THOUSAND DOLLARS ($1,030,000.00) (the “Convertible Debt”) payable in full within TWENTY-FOUR (24) months of Closing or at the option of Jordan, the Purchaser will arrange for the conversion of the Convertible Debt into shares of common stock of CEA Industries, from its authorized but unissued shares of common stock, to be evidenced by a DRS statement as issued by the transfer agent to CEA, Continental Stock Transfer & Trust Company, such shares to be in book entry form in the name of Jordan, or his designee as agreed by CEA Industries and in compliance with the United States federal securities laws, such shares to be restricted shares, as that term is defined in Rule 144 promulgated pursuant to the Securities Act of 1933, as amended and being converted at a value equal to NINETEEN UNITED STATES DOLLARS ($19.00 USD) per share. Annexed hereto as Schedule 2.3 e)) is the form of convertible promissory note to be used;

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f)	All take back financing set forth in Sections d) and e) hereof shall at all times be subordinate to any bank or other financing obtained by the Purchaser.

g)	At the Closing, the Purchase Price and other payments will be paid and satisfied, subject to adjustment as follows:

i)	$1,375,000.00 (the “Working Capital Escrow Amount”) is to be held in a joint escrow account of the solicitors for the Vendors and the Solicitors for the Purchaser, for a period not exceeding ONE HUNDRED AND TWENTY (120) days and to be used to ensure that the net working capital of the Corporations on Closing shall not be less than the Working Capital Target on Closing and used to adjust same. Annexed hereto as Schedule 2.3 h) i) is the escrow agreement to be used between solicitors (the “Solicitors Escrow Agreement”); and

ii)	$1,240,000 (the “Indemnity Escrow Amount”) payable by the Purchaser on behalf of the Vendors and as part of the Purchase Price, to the order of JPMorgan Chase N.A., Toronto Branch in trust (the “Escrow Agent”) by wire transfer of immediately available funds, to be held in escrow pursuant to the terms and conditions of an escrow agreement substantially in the form of the escrow agreement annexed hereto as Schedule 2.3 g) ii) (the “Escrow Agreement”) and for a period not to exceed EIGHTEEN (18) months (the Indemnity Escrow Term”);

iii)	50% of the Employee Obligations shall be payable on behalf of the Vendors and as part of the Purchase Price, to the Escrow Agent by wire transfer of immediately available funds, and shall be released to the Purchaser to compensate the Purchaser for any amounts paid to an Employee as Employee Obligations, as a result of such Employee’s termination as determined by mutual consent of the Purchaser and Jordan Vedoya, if no agreement subject to Arbitration as herein contained, for the period of the Indemnity Escrow Term. Upon the expiry of the Indemnity Escrow Term, any funds remaining and forming part of the Employee Obligations shall be released to the Vendors.

2.4       Estimated Closing Statement

No later than FIVE (5) Business Days prior to the Closing Date, the Vendors, acting reasonably, shall cause to be delivered to the Purchaser a statement (the “Estimated Closing Statement”) setting forth in reasonable detail a good faith estimate and calculation of: (1) Working Capital as of immediately prior to Closing (the “Estimated Working Capital”) (2) the aggregate amount of Indebtedness of the Corporation outstanding as of immediately prior to Closing (the “Estimated Indebtedness”); (3) the amount of Cash as of immediately prior to Closing (the “Estimated Cash”); and based thereon, the resulting Estimated Payment. The Estimated Closing Statement is hereto as Schedule 2.4.

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2.5 Preparation of Closing Statement

a)	Within 120 days following the Closing Date (or such other date as is mutually agreed to by the Vendors and the Purchaser in writing), the Purchaser shall prepare and deliver to the Vendors a draft consolidated statement (the “Draft Closing Statement”) setting forth in reasonable detail a good faith estimate and calculation of the actual amount of Working Capital (the “Actual Working Capital”), the actual amount of Indebtedness (the “Actual Indebtedness”) and the actual amount of Cash (the “Actual Cash”), each as of immediately prior to Closing. The Draft Closing Statement will be prepared in accordance with GAAP applied consistently. The Draft Closing Statement shall contain an adjustment such that on Closing the Actual Working Capital shall be adjusted (the “Estimated Closing Adjustment”) to be equal to the Working Capital Target.

b)	The Vendors shall have THIRTY (30) Days to review the Draft Closing Statement following receipt of it and the Vendors must notify the Purchaser in writing if they have any objections to the Draft Closing Statement within such THIRTY (30) day period. The notice of objection must contain a statement of the basis of each of the objections and each amount in dispute. The Purchaser shall provide access, upon reasonable request, to the Vendors and their auditors, to all work papers of the Purchaser, accounting books and records and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Draft Closing Statement, subject to execution and delivery by the Vendors and their auditors of any agreement or other document, including any release, waiver or indemnity that the Purchaser’s auditors require prior to providing such access, provided that the aforementioned 30 day period shall be reasonably extended to account for the time required to obtain such release, waiver or indemnity.

c)	If the Vendors send a notice of objection of the Draft Closing Statement in accordance with b), the Parties shall promptly meet to try to resolve such objections within TWENTY (20) Business Days following receipt of the notice. Failing resolution of any objection to the Draft Closing Statement raised by the Vendors, only the amount(s) in dispute will be submitted for determination to an independent firm of chartered accountants mutually agreed to by the Vendors and the Purchaser (and, failing such agreement between the Vendors and the Purchaser within a further period of FIVE (5) Business Days, such independent firm of chartered accountants will be the Toronto office of MNP LLP. The independent firm of chartered accountants shall identify a member at its Toronto office to act in such mandate and shall determine the procedures applicable to the resolution of the amounts in dispute with the primary purposes of minimizing expenses of the Parties and expediting the accurate resolution of the dispute. The determination of such firm of chartered accountants of the amount(s) in dispute and any corresponding changes flowing from the resolution of such amounts in dispute will be final and binding upon the Parties and will not be subject to appeal, absent manifest error. Such firm of chartered accountants are deemed to be acting as experts and not as arbitrators. Notwithstanding the foregoing, the determination of such firm of chartered accountants of the amount(s) in dispute shall in no event be more favourable to the Purchaser than reflected in the Draft Closing Statement delivered by the Purchaser or more favourable to the Vendors than shown in the proposed changes to the Draft Closing Statement delivered by the Vendors’ Representative under its notice of objection pursuant to Section 2.5 b). During the review by the firm of chartered accountants, the Purchaser and the Vendors shall each make available to such firm of chartered accountants, such individuals and such information, facilities, books, records and work papers as may be reasonably required by the firm of chartered accountants to fulfill their obligations hereunder during normal business hours (such access not to unreasonably disrupt the operations of the Purchaser or the Vendors).

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d)	If the Vendors do not notify the Purchaser of any objection within the THIRTY (30) day period, the Vendors are deemed to have accepted and approved the Draft Closing Statement and such Draft Closing Statement will be final, conclusive and binding upon the Parties, absent manifest error and will become the “Closing Statement” on the next Business Day following the end of such THIRTY (30) day period.

e)	If the Vendors send a notice of objection in accordance with Section 2.5 b), the Parties shall revise the Draft Closing Statement to reflect the final resolution or final determination of such objections under b) within FIVE (5) Business Days following such final resolution or determination. Such revised Draft Closing Statement will be final, conclusive and binding upon the Parties, absent manifest error. The Draft Closing Statement will become the “Closing Statement” on the next Business Day following revision of the Draft Closing Statement under this Section 2.5 e).

f)	The Vendors’ and the Purchaser shall each bear their own fees and expenses, including the fees and expenses of their respective auditors, in preparing or reviewing, as the case may be, the Draft Closing Statement. In the case of a dispute and the retention of a firm of chartered accountants to determine such amount(s) in dispute, the costs and expenses of such firm of chartered accountants will be borne equally as to FIFTY PERCENT (50%) by the Vendors on the one hand and as to 50% by the Purchaser on the other. However, the Vendors and the Purchaser shall each bear their own costs in presenting their respective cases to such firm of chartered accountants.

g)	The Parties agree that the procedure set forth in this Section 2.5 for resolving disputes with respect to the Draft Closing Statement is the sole and exclusive method of resolving such disputes, absent manifest error. This will not prohibit any Party from instigating litigation to compel specific performance of this Section 2.5 or to enforce the determination of the independent firm of chartered accountants.

2.6	Purchase Price Adjustment

Within ONE HUNDRED AND TWENTY (120) Days of the determination of the Closing Statement:

a)	if the Estimated Payment Adjustment is a positive number, then: (i) the Purchaser shall pay to a single account designated by the Vendors the amount of the Estimated Payment Adjustment by wire transfer of immediately available funds; and (ii) the Purchaser and the Vendors shall direct their respective solicitors in writing to disburse to the Vendors, the Working Capital Escrow Amount by wire transfer of immediately available funds;

b)	if the Estimated Payment Adjustment is a negative number, then the Purchaser and the Vendors shall direct their respective solicitors in writing to disburse: (i) an amount equal to the Estimated Payment Adjustment from the Working Capital Escrow Amount to the Purchaser by wire transfer of immediately available funds; and (ii) the remainder of the Working Capital Escrow Amount, if any, to the Vendors, by wire transfer of immediately available funds; provided, that if the Working Capital Escrow Amount is insufficient to satisfy any Estimated Payment Adjustment due and owing to Purchaser (an “Adjustment Shortfall”), then, at the Purchaser’s option exercisable in its sole discretion: (A) the Purchaser and the Vendors shall direct their respective solicitors to disburse to the Purchaser an amount equal to the Adjustment Shortfall (or any portion thereof, as determined by the Purchaser) from the Indemnity Escrow Amount by wire transfer of immediately available funds, in which event the Vendors shall be obligated to and shall promptly (and in any event within TEN (10) days after such disbursement by the Purchaser’s solicitors and Vendors’ solicitors from their joint escrow account) pay to the Purchaser for deposit into the joint escrow account of the Purchaser’s solicitors and Vendors’ solicitors as replenishment of the Indemnity Escrow Amount an amount in cash equal to the amount so disbursed; or (B) the Purchaser may recover such Adjustment Shortfall (or any portion thereof, as determined by the Purchaser) directly from the Vendors and the Vendors shall pay to the Purchaser by wire transfer of immediately available funds such amount; and

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c)	if the Estimated Payment Adjustment is equal to ZERO (0), then no payment shall be due by either the Purchaser or the Vendors under this Section 2.6 and the Purchaser and the Vendors’ Representative shall direct their respective solicitors in writing to disburse to the Vendors the Working Capital Escrow Amount by wire transfer of immediately available funds.

2.6.1              It is agreed and understood between the Parties that the Purchase Price shall be adjusted on Closing, to the credit of the Purchaser, in an amount equal to ONE HUNDRED AND TWELVE THOUSAND, FIVE HUNDRED DOLLARS (112,500.00) being FIFTY PER CENT (50%) of the Employee Obligations. The adjustment to the Purchase Price, if any, pursuant to Section 2.6. will be treated by the Parties as an adjustment to the Purchase Price for all Tax purposes, except to the extent otherwise required by applicable Law.

2.6.2              It is agreed and understood between the Parties that on Closing there shall be no Related Person, debit or credit on the financial statements of the Corporations.

2.6.3              At the Closing Time, the Purchaser will pay to MLT Aikins LLP, in trust, by wire transfer, subject to adjustment as herein provided, the balance of the Purchase Price.

2.7.1   Non-Competition.  It is agreed between the Parties that except for FPL, the Vendors, shall provide an executed non-competition agreement in the form annexed hereto as Schedule 2.7.1 a) for Jordan and 2.7.1 b) for all other Vendors.

2.7.2 Restrictive Covenant Election. The Purchaser agrees to jointly elect with the Vendors in the prescribed form the election form and within the time referred to in subsection 56.4(13) of the Income Tax Act (Canada) (the “ITA”) to have the provisions of subsection 56.4(5) of the ITA apply with respect to the amount received or receivable in respect of the covenant not to compete (the “Non-Compete Covenant“) granted by the Vendors to ensure that the proceeds attributable the Non-Compete Covenant are treated as proceeds for disposition of the Purchased Shares

2.8       No Effect on Other Rights. The determination and adjustment of the Purchase Price in accordance with the provisions of this Article will not limit or affect any other rights or causes of action either the Purchaser or the Vendors may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement. It is agreed between the Parties that the amount to be used pursuant to Section 2.7.2 hereof, shall not exceed One Dollar ($1.00).

3.        Representations and Warranties

3.1.     Representations and warranties by the Vendors. It is agreed and understood between the Parties that FPL is providing none of the warranties and representations provided for in this Section 3.1 and that the Vendors and the Corporations are providing all representations and warranties as are applicable to and on behalf of FPL. The Vendors and the Corporations hereby jointly and severally represent and warrant to the Purchaser as follows, and confirm that the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with the purchase of the Purchased Shares and the completion of the other transactions hereunder:

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(1)     Corporate Authority and Binding Obligation. The Corporations and the Vendors as applicable have good right, full corporate power and absolute authority to enter into this agreement and to sell, assign and transfer the Purchased Shares to the Purchaser in the manner contemplated herein and to perform all of the Vendors’ obligations under this agreement. The Corporations have good right, full power and authority to enter into this agreement and to perform all of the Corporations’ obligations under this agreement. Each of the Corporations and the Vendors and their respective shareholders and boards of directors have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this agreement and the sale and transfer of the Purchased Shares by the Vendors to the Purchaser. This agreement is a legal, valid and binding obligation of the Vendors and the Corporations, enforceable against each of them in accordance with its terms.

(2)     No Other Purchase Agreements. No person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, including convertible securities, warrants or convertible obligations of any nature, for:

a)	the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued shares in the capital of the Corporations or any securities of the Corporations;

b)	the purchase from the Vendors of any of the Purchased Shares; or

c)	the purchase or other acquisition from the Corporation of any of their undertaking, property or assets, other than in the ordinary course of the Business.

(3)     Contractual and Regulatory Approvals. Except as specified in Schedule 3.1(3), neither the Corporations nor the Vendors are under any obligation, contractual or otherwise, to request or obtain the consent of any person, and no permits, licences, certifications, authorizations or approvals of, or notifications to, any federal, provincial, municipal or local government or governmental agency, board, commission or authority are required to be obtained by the Corporations or the Vendors:

a)	in connection with the execution, delivery or performance by the Vendors or the Corporations of this agreement or the completion of any of the transactions contemplated herein;

b)	to avoid the loss of any permit, licence, certification or other authorization; or

c)	in order that the authority of the Corporations to carry on the Business in the ordinary course and in the same manner as presently conducted remains in good standing and in full force and effect as of and following the closing of the transactions contemplated hereunder.

Complete and correct copies of any agreements under which the Corporations or the Vendors are obligated to request or obtain any such consent have been provided to the Purchaser.

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(4)     Status, Constating Documents, Franchises and Licences.

a)	Each of the Corporations is a corporation duly incorporated and validly subsisting in all respects under the laws of their respective jurisdictions of incorporation. Each of the Corporations has all necessary corporate power to own its properties and to carry on its business as it is now being conducted;

b)	The articles, by-laws and other constating documents of the Corporations, as amended to the date hereof, are listed in Schedule 3.1 (4) b) annexed hereto, and complete and correct copies of each of those documents have been delivered to the Purchaser;

c)	The Corporations are duly licensed, registered and qualified as corporations to do business, are up to date in the filing of all required corporate returns and other notices and filings and are otherwise in good standing in all respects, in each jurisdiction in which:

(i)     they own or lease property; or

(ii)     the nature or conduct of their business or any part thereof, or the nature of the property of the Corporations or any part thereof, makes such qualification necessary or desirable to enable the Business to be carried on as now conducted or to enable the property and assets of the Corporations to be owned, leased and operated by them.

d)	Intentionally deleted.

e)	All Tobacco/Vape Licences. All Tobacco/Vape Licences, Vaping Product Licenses and Vaping Stamping Regime Licence are in good standing and there has been no adverse findings with respect thereto concerning the operation of the Business, and the Corporations and Vendors have been in compliance with all of the guidelines, policies, procedures, rules and regulations pursuant to the Excise Act;

f)	FPL holds licences in good standing under The Liquor, Gaming and Cannabis Control Act (Manitoba) issued by LGCA for the Retail Cannabis Locations;

g)	FPL is a party to retailer agreements in good standing with MBLL with respect to the Retail Cannabis Locations;

The Corporations and the Vendors have provided to the Purchaser, all regulatory approvals/licences issued to them that are necessary for the legal operation of all of the Corporations’ Business;

h)	All Franchises are in good standing and are compliant with Governing Law;

i)	All Franchise Agreements are in compliance with Governing Law;

j)	Without limitation all of the Corporations’ Licences are listed in Schedule 1.1 ggg) annexed hereto and are valid and subsisting. Complete and correct copies of the Licences have been delivered to the Purchaser. The Corporation is in compliance with all terms and conditions of the Licences. There are no proceedings in progress, pending or, to the best of the knowledge of the Vendors and the Corporations, threatened, which could result in the revocation, cancellation or suspension of any of the Licences;

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(5)     Compliance with Constating Documents, Agreements and Laws. The execution, delivery and performance of this agreement and each of the other agreements contemplated or referred to herein by the Vendors and the Corporations as applicable, and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under, or cause the acceleration of any obligations of the Corporations and/or of the Vendors as applicable under:

a)	any term or provision of any of the articles, by-laws or other constating documents of the Corporations and/or Vendors as applicable;

b)	subject to obtaining the contractual consents referred to in Schedule 3.1(3)(b), the terms of any agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which the Corporations or the Vendors are a party or by which either of them is bound; or

c)	subject to obtaining the regulatory consents referred to in Schedule 3.1(3)(c), any term or provision of any of the Licences or any order of any court, governmental authority or regulatory body or any law or regulation of any jurisdiction in which the Business is carried on.

(6)     Corporate Records. The corporate records and minute books of the Corporations and/or Vendors as applicable, all of which have been provided to the Purchaser, contain complete and accurate minutes of all meetings of the directors and shareholders of the Corporations and/or Vendors as applicable held since their incorporation, and original signed copies of all resolutions and by-laws duly passed or confirmed by the directors or shareholders of the Corporations and/or Vendors as applicable other than at a meeting. All such meetings were duly called and held. The share certificate books, register of security holders, register of transfers and register of directors and any similar corporate records of the Corporations and/or Vendors as applicable are complete and accurate. All exigible security transfer tax or similar tax payable in connection with the transfer of any securities of the Corporations and/or Vendors as applicable has been duly paid.

(7)     Authorized and Issued Capital and Vendors’ Title. The authorized capital of the Corporations are set forth in Schedule 3.1 (7) annexed hereto and all issued shares have been duly issued and are outstanding as fully paid and non-assessable shares. No shares or other securities of the Corporations have been issued in violation of any laws, the articles of incorporation, by-laws or other constating documents of any of the Corporations as applicable or the terms of any Corporations’ agreement or any agreement to which the Corporations are a party or by which any of them is bound. The Vendors own all of the issued and outstanding shares of the Corporations as the shareholders of record and as the beneficial owners, with good and marketable title thereto, free and clear of any and all Encumbrances.

(8)     Shareholder Agreements, etc. There are no shareholder agreements, unanimous shareholder agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Corporations, save and except for that certain unanimous shareholders’ agreement between the Vendors (not including FPL) and FPL dated the 31st day of October, 2018 governing the shareholders of FPL and that same shall be terminated prior to the closing hereof.

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(9)     Financial Statements. The Interim Financial Statements have been prepared in accordance with GAAP are true, correct and complete in all material respects and present fairly the consolidated financial condition of the Corporations as of Closing.

(10)     Financial Records. All material financial transactions of the Corporations have been recorded in the financial books and records of the Corporations in accordance with good business practice, and such financial books and records,

(a)     accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Corporations shown in the Audited Financial Statements and the Interim Financial Statements, and

(b)     together with all disclosures made in this agreement or in the Schedules hereto, present fairly the financial condition and the revenues, expenses and results of the operations of the Corporations as of and to the date hereof.

No information, records or systems pertaining to the operation or administration of the Business are in the possession of, recorded, stored, maintained by or otherwise dependent on any other person.

(11)     Liabilities of the Corporations. There are no liabilities (contingent or otherwise) of the Corporations of any kind whatsoever except as hereinafter set forth and there is no basis for assertion against the Corporations of any liabilities of any kind, other than:

(a)     liabilities disclosed or reflected in or provided for in the Audited Financial Statements or the Interim Financial Statements including without limitation any long term or Related Party liabilities;

(b)     liabilities incurred since the Audited Statements Date which were incurred in the ordinary course of the routine daily affairs of the Business and, in the aggregate, are not materially adverse to the Business; and

(c)     other liabilities disclosed in this agreement or in the Schedules.

(12)     Indebtedness. Except as disclosed in the Audited Financial Statements and the Interim Financial Statements, the Corporations have no other Indebtedness and without limitation the Vendors shall have satisfied all unassumed debt of the Corporations.

(13)     Absence of Certain Changes or Events. Since the Audited Statements Date, the Corporations have not:

(a)     incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of the Business, none of which is materially adverse to the Corporations;

(b)     paid or satisfied any obligation or liability (fixed or contingent), except

(i)     current liabilities included in the Audited Financial Statements,

(ii)     current liabilities incurred since the Audited Statements Date in the ordinary course of the Business, and

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(iii)     scheduled payments pursuant to obligations under loan agreements or other contracts or commitments described in this agreement or in the Schedules;

(c)     created any Encumbrance upon any of its properties or assets, except as described in this agreement or in the Schedules;

(d)     sold, assigned, transferred, leased or otherwise disposed of any of their properties or assets, except in the ordinary course of the Business;

(e)     purchased, leased or otherwise acquired any properties or assets, except in the ordinary course of the Business;

(f)     waived, cancelled or written-off any rights, claims, accounts receivable or any amounts payable to the Corporations, except in the ordinary course of the Business;

(g)     entered into any transaction, contract, agreement or commitment, except in the ordinary course of the Business;

(h)     terminated, discontinued, closed or disposed of any plant, facility or business operation except as disclosed in Schedule 3.13(h);

(i)     had any supplier terminate, or communicate to the Corporations or any of them, the intention or threat to terminate, its relationship with the Corporations or any of them, or the intention to substantially reduce the quantity of products or services it sells to the Corporations or any of them, except in the case of suppliers whose sales to the Corporations are not, in the aggregate, material to the Business or the Condition of the Corporations;

(j)     had any customer terminate, or communicate to the Corporations, or any of them, the intention or threat to terminate, its relationship with the Corporations or any of them, or the intention to substantially reduce the quantity of products or services it purchases from the Corporations, or any of them, or its dissatisfaction with the products or services sold by the Corporations, or any of them, except in the case of customers whose purchases from the Corporations are not, in the aggregate, material to the Business or the Condition of the Corporations;

(k)     made any material change in the method of billing customers or the credit terms made available by the Corporations to any of their customers;

(l)     made any material change with respect to any method of management, operation or accounting in respect of the Business;

(m)     suffered any damage, destruction or loss (whether or not covered by insurance) which has materially adversely affected or could materially adversely affect the Business or the Condition of the Corporations;

(n)     increased any form of compensation or other benefits payable or to become payable to any of the employees of the Corporation, except increases made in the ordinary course of the Business which do not exceed FIVE PERCENT (5%), in the aggregate, of the amount of the aggregate salary compensation payable to all of the Corporations’ employees prior to such increase, and except increases required to be made pursuant to an Employment Contract, written or oral copies of which are annexed hereto as Schedule 3.1(13) n) and where oral reduced to memorandum and annexed thereto;

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(o)     suffered any extraordinary loss relating to the Business;

(p)     made or incurred any material change in, or become aware of any event or condition which is likely to result in a material change in, the Business or the Condition of the Corporations or their relationships with their customers, suppliers or employees; or

(q)     authorized, agreed or otherwise become committed to do any of the foregoing.

(14)     Commitments for Capital Expenditures. The Corporations are not committed to make any capital expenditures, nor have any capital expenditures been authorized by the Corporations at any time since the Audited Statements Date.

(15)     Dividends and Distributions. Since the Audited Statements Date, the Corporations have not declared or paid any dividend or made any other distribution on any of its shares of any class, or redeemed or purchased or otherwise acquired any of its shares of any class, or reduced its authorized capital or issued capital, or agreed to do any of the foregoing.

(16)     Tax Matters.

(a)  For purposes of this agreement, the term “Governmental Charges” means and includes all Taxes, customs duties, rates, levies, assessments, reassessments and other charges, together with all penalties, interest and fines with respect thereto, payable to any federal, provincial, municipal, local or other government or governmental agency, authority, board, bureau or commission, domestic or foreign;

(b)  The Corporations have duly and on a timely basis prepared and filed all Tax Returns, information returns, election forms and other documents required to be filed by it in respect of all Governmental Charges and such returns and documents are complete and correct. Complete and correct copies of all such returns and other documents filed in respect of the last FIVE (5) years of the Corporations ending 30th April, 2024, are annexed hereto as Schedule 3.1 (16) b);

(c)   The Corporations have paid all Governmental Charges which are due and payable by them on or before the Closing hereof. Adequate provision was made in the Audited Financial Statements and Interim Financial Statements for all Governmental Charges for the periods covered by the Audited Financial Statements and Interim Financial Statements, respectively. The Corporations have no liability for Governmental Charges other than those provided for in the Audited Financial Statements and those arising in the ordinary course of the operation of the Business since the Audited Statements Date;

(d)  The Corporations have: (i) duly and timely completed and filed all CEWS Returns required under applicable Laws to be filed by it, or that it elected to file, and all CEWS Returns are complete, correct and accurate; (ii) not claimed CEWS or any amount under the Canada Emergency Business Account to which it was not entitled; and (iii) not deferred any payroll Tax obligations as permitted under applicable COVID-19 related measures enacted, promulgated or offered as an administrative relief by any Governmental Entity;

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(e)  Canadian federal and provincial income tax assessments have been issued to the Corporations covering all past periods up to and including the taxation year ended April 30, 2024. There are no actions, suits, reassessments, proposed reassessments, proceedings, investigations, inquiries or claims now pending or made or, to the best of the knowledge of the Vendors and the Corporations, threatened against the Corporations or in respect of Governmental Charges;

(f)   There are no agreements, waivers or other arrangements providing for any extension of time with respect to the filing of any tax return, information return, election or other document or the payment of any Governmental Charges by the Corporations or the period for any assessment or reassessment of Governmental Charges;

(g)  The Corporations have collected and remitted the amount of any Governmental Charges required to be collected and has remitted such Governmental Charges to the proper tax or other receiving authorities within the time and in the manner required under applicable legislation;

(h)  The Corporations have withheld from each amount paid or credited to any person the amount of Governmental Charges required to be withheld therefrom and has remitted such Governmental Charges to the proper tax or other receiving authorities within the time required under applicable legislation;

(i)    The Corporations have not deducted any amounts in computing its income in a taxation year which may be included in a subsequent taxation year under s. 78 of the Income Tax Act (Canada) or an equivalent provision of a provincial taxing statute.

(j)    No circumstances exist which would make the Corporations subject to the application of any of ss. 79 to 80.04 of the Income Tax Act (Canada) or an equivalent provision of a provincial taxing statute;

(k)  The Corporations have not acquired property or services from, or disposed of property or provided services to, a person with whom it does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) for an amount that is other than the fair market value of such property or services, or has been deemed to have done so for purposes of the Income Tax Act (Canada);

(l)    Schedule 3.1(16) l) annexed hereto accurately sets out, for purposes of the Income Tax Act (Canada), the following:

(i)     the paid-up capital of all issued and outstanding shares in the capital of the Corporations;

(ii)     all non-capital losses of the Corporations;

(iii)     all net capital losses of the Corporations;

(iv)     the amount of all investment tax credits available to the Corporations;

(v)     the adjusted cost base of the Corporations’ capital properties;

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(vi)     the cost of the Corporations’ depreciable properties, the capital cost allowance taken in respect of each class of such properties and the undepreciated capital cost of each class of such properties;

(vii)     the amount (if any) of the Corporations’ capital dividend account;

(viii)     the amount (if any) of the Corporations’ cumulative eligible capital account; and

(ix)     the amount (if any) of the Corporations’ refundable dividend tax on hand.

(x)       the Corporations are current on all GST and HST submissions and payment;

(m)	the Corporations are a Canadian-controlled private corporations, as defined in the Income Tax Act (Canada), and have been since each of their incorporations;

(n)	the Corporations have complied with the transfer pricing rules contained in s. 247 of the Income Tax Act (Canada).

(17)     Litigation. Except for the matters referred to in Schedule 3.1(17), there are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the Corporations or the Vendors pending or, to the best of the knowledge of the Vendors and the Corporations, threatened, by or against or affecting the Corporations, at law or in equity, or before or by any court or any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Except for the matters referred to in Schedule 3.1(17) there are no grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

(18)     Environmental Matters.

(a)     For purposes of this agreement, the following terms and expressions will have the following meanings:

(i)     “Environmental Laws” means all applicable federal, provincial, municipal and local laws, regulations and orders issued by any governmental or regulatory agency relating to the environment, hazardous substances, occupational health and safety, product safety, product liability , storage and transportation of goods, agreements with Governmental Entities and all other statutory requirements relating to public health and safety, pollution or the protection of the Environment, including civil responsibility for acts or omissions with respect to the Environment, and all Authorizations issued or required to be issued pursuant to such Laws, agreements or statutory requirements;

(ii)     “Hazardous Substances” means any waste, special waste, pollutant, contaminant, material or other substance or material, which is or may be designated or classified as, or otherwise determined to be, dangerous, hazardous, radioactive, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or which could otherwise pose a risk to health, safety or the environment or the value of any real or personal property owned by the Corporation or a pollutant or a contaminant including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, cannabis and derivatives thereof, tobacco and derivatives thereof and without limitation nicotine and asbestos or asbestos-containing materials under or pursuant to which is the subject of any Environmental Laws governing its Release, use, storage or identification, including any substance which contains polychlorinated biphenyls (PCBs), asbestos, lead, urea formaldehyde or radon gas, and any goods subject to the Transportation of Dangerous Goods Act (Canada) and the regulations made thereunder;

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(iii)    “Release” means any release, spill, leak, emission, discharge, leach, dumping, emission, escape or other disposal.

(b)  Except as disclosed in Schedule 3.1(18) annexed hereto, the Corporations, the operation of the Business, the property and assets owned or used by the Corporations and the use, maintenance and operation thereof have been and are in compliance with all Environmental Laws. The Corporations have complied with all reporting and monitoring requirements under all Environmental Laws. The Corporations have not received any notice of any non-compliance with any Environmental Laws and is not aware of any circumstances which could give rise to any notice of non-compliance or any suit, claim or demand for any order or Damages based in whole or in part on Environmental Laws.

(c)     The Corporations have obtained all permits, certificates, approvals, registrations and licences necessary to conduct the Business and to own, use and operate the properties and assets of the Corporations in compliance with all Environmental Laws. All such permits, certificates, approvals, registrations and licences are listed in Schedule 3.1(18), and complete, correct and accurate copies thereof have been provided to the Purchaser.

(d)     Except as disclosed in Schedule 3.1(18), there are no Hazardous Substances located on or in any of the properties or assets owned or used by the Corporations, and no Release of any Hazardous Substances has occurred on or from the properties and assets of the Corporations or has resulted from the operation of the Business and the conduct of all other activities of the Corporations. Except as disclosed in Schedule 3.1(18), the Corporations have not used any of its properties or assets to produce, generate, store, handle, transport or dispose of any Hazardous Substances and none of the Real Properties, if any, or Leased Premises has been or is being used as a landfill or waste disposal site.

(e)     Without limiting the generality of the foregoing, except as disclosed in Schedule 3.1(18), to the knowledge of the Vendors, there are no underground or surface storage tanks or urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls (PCBs) or radioactive substances located on or in any of the properties or assets owned or used by the Corporations. The Corporations are not, and there is no basis upon which the Corporations could become, responsible for any clean-up or corrective action under any Environmental Laws. Except as disclosed in Schedule 3.1(18), the Corporations have never conducted or had conducted an environmental or occupational health and safety audit, assessment or study of any of the operations of the Business or any of the properties or assets of the Corporations and complete and accurate copies of all environmental and occupational health and safety audits, assessments or studies in the possession of the Corporations or available to the Corporations have been provided to the Purchaser.

(f)     Except as disclosed in Schedule 3.1(18), neither the Corporations, nor any corporate predecessors, are or have been the subject of any judgment, ruling, order, decree or directive issued by any court or governmental or regulatory agency in respect of any Environmental Laws and the Corporations have not paid nor is any amount outstanding in respect of any fine or penalty levied against the Corporations under Environmental Laws.

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(19)     Title to Assets. The Corporations are the beneficial owner of and have good and marketable title to all of their properties and assets, including all properties and assets reflected in the Audited Financial Statements and all properties and assets acquired by the Corporations after the Audited Statements Date, free and clear of all Encumbrances whatsoever, except for:

(a)     the properties and assets disposed of, utilized or consumed by the Corporations since the Audited Statements Date in the ordinary course of the Business;

(b)     the Encumbrances disclosed or reflected in the Interim Financial Statements;

(c)     liens for Taxes not yet due and payable; and

(d)     the Encumbrances described in Schedule 3.1 (19) annexed hereto.

No other person owns any assets which are being used in the Business, except for the Leased Premises and personal property leased by the Corporations. There are no agreements or commitments to purchase property or assets by the Corporations, other than in the ordinary course of the Business.

(20)     Deposit Accounts and Safe Deposit Boxes of the Corporations. The name and address of each bank, trust company or similar institution with which the Corporations have one or more accounts or one or more safe deposit boxes, the number of each such account and safe deposit box and the names of all persons authorized to draw thereon or to have access thereto are as set forth in Schedule 3.1(20) annexed hereto.

(21)     Accounts Receivable. The accounts receivable of the Corporations reflected in the Interim Financial Statements and all accounts receivable of the Corporations arising since the date of the Interim Financial Statements arose from bona fide transactions in the ordinary course of the Business and are valid, enforceable and fully collectible accounts (subject to a reasonable allowance, consistent with past practice, for doubtful accounts as reflected in the Interim Financial Statements or as previously disclosed in writing to the Purchaser). Such accounts receivable are not subject to any set-off or counterclaim;

(22)     Inventory. The current inventory of the Corporations, subject to a reasonable allowance for obsolete inventory (consistent with the allowances reflected in the Audited Financial Statements and the Interim Financial Statements), is good and usable and is capable of being processed and sold in the ordinary course of the Business at normal profit margins. The Inventory list is annexed hereto as Schedule 1.1 bbb) and discloses obsolete Inventory;

(23)     Real Properties. The Corporation does not own or have any right, title or interest in any real property ( “Real Properties”), except for the Corporation’s leasehold interest in the Leased Premises;

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(24)     Leased Premises. Schedule 1.1 fff) annexed hereto, describes all leases or agreements to lease under which the Corporations lease any real property. Complete and correct copies of the Leases have been provided to the Purchaser. The Corporations as applicable are exclusively entitled to all rights and benefits as lessee under the Leases and the Corporations have not sublet, assigned, licensed or otherwise conveyed any rights in the Leased Premises or in the Leases to any other person. The names of the other parties to the Leases, the description of the Leased Premises, the term, rent and other amounts payable under the Leases and all renewal options available under the Leases are accurately described in Schedule 1.1 fff). All rental and other payments and other obligations required to be paid and performed by the Corporations pursuant to the Leases have been duly paid and performed; the Corporations are not in default of any of its obligations under the Leases; and, to the best of the knowledge of the Vendors and the Corporations, none of the landlords or other parties to the Leases are in default of any of their obligations under the Leases. The terms and conditions of the Leases will not be affected by, nor will any of the Leases be in default as a result of, the completion of the transactions contemplated hereunder. The Vendor shall use commercially reasonable efforts to ensure that any security available to any Landlord pursuant to any of the Leases or agreements against any of the Current Assets of the Corporations, shall be released prior to Closing or subject to the consent of the Purchaser, not to be unreasonably withheld, be subordinated and postponed to any financing arranged by the Purchaser. The use by the Corporations of the Leased Premises is not in breach of any building, zoning or other statute, by-law, ordinance, regulation, covenant, restriction or official plan. The Corporations have adequate rights of ingress to and egress from the Leased Premises for the operation of the Business in the ordinary course. The Vendor shall ensure that all Leases are in the appropriate corporate tenant’s name and shall not expire within Six (6) months of the Closing Date.

(25)     Work Orders and Deficiencies. There are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relative to the Real Properties, if any, the Leased Premises, the other properties and assets of the Corporations or the Business which have been issued by any regulatory authority, police or fire department, sanitation, environment, labour, health or other governmental authorities or agencies. There are no matters under discussion with any such department or authority relating to work orders, non-compliance orders, deficiency notices or other such notices. The Business is not being carried on, and none of the Real Properties, if any, the Leased Premises or the other properties or assets of the Corporations are being operated, in a manner which is in contravention of any statute, regulation, rule, code, standard or policy. No amounts are owing by the Corporations in respect of the Real Properties, if any, or the Leased Premises to any governmental authority or public utility, other than current accounts which are not in arrears.

(26)     Condition of Properties and Equipment. The buildings and structures comprising the Real Properties, if any and, to the best of the knowledge of the Vendors and the Corporations, those comprising the Leased Premises, are free of any structural defect. The heating, ventilating, plumbing, drainage, electrical and air-conditioning systems and all other systems used in the Real Properties and the Leased Premises and all machinery, equipment, tools, furniture, furnishings and materials used in the Business are in good working order, fully operational and free of any defect, except for normal wear and tear.

(27)     Leases of Personal Property. Except as set out in Schedule 3.1(27) annexed hereto, the Corporations are not the lessee under any lease of personal property in respect of which the annual financial obligation exceeds $5,000.00. Complete and correct copies of each of the leases referred to in Schedule 3.1(27) have been provided to the Purchaser.

(28)     Intellectual Property.

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(a)     Schedule 3.1(28) annexed hereto, lists and contains a description of all Intellectual Property owned by the Corporations or which the Corporations have a right, license or permission to access, use, practice or otherwise enjoy or exploit, which is related to or arises from and is material to the operation of the Business as presently conducted (the “Business IP”), including without limitation of the definition heretofore set forth;

(i)     all patents, patent applications and registrations, trademarks, trade-mark applications and registrations, copyrights, copyright applications and registrations, trade names and industrial designs, domestic or foreign, owned or used by the Corporations or relating to the operation of the Business,

(ii)     all trade secrets, formulas, compounds, know-how, inventions (provided that, with respect to trade secrets, only a high level, non-confidential description must be listed) owned or used by the Corporation relating to the operation of the Business, and

(iii)     all computer systems and application software (excluding: commercial off-the-shelf systems or software available on reasonable terms for a license fee of no more than $25,000 annually), including all documentation relating thereto and the latest revisions of all related object and source codes therefor, domain names, websites, models, algorithms, formulas, designs, blueprints, proprietary product technology and engineering drawings owned or used by the Corporations relating to the operation of the Business.

(iv) the Vendors represent and warrant that no other corporation not being purchased has any rights or ownership to the Business IP,

(b)     The Corporations to the information and belief of the Vendors are the beneficial owner of and the user of all of the Business IP in the jurisdiction(s) in which the Business is conducted, free and clear of any and all Encumbrances, except in the case of any Business IP licensed to the Corporations as disclosed in Schedule 3.1(28). There have been no challenges of any kind to the Corporations assertion of ownership of the Business IP. Complete and correct copies of all agreements whereby any rights in any of the Business IP have been granted or licensed to the Corporations have been provided to the Purchaser. No royalty or other fee is required to be paid by the Corporations to any other person in respect of the use of any of the Business IP except as provided in such agreements delivered to the Purchaser. The Corporations have protected their rights in the Business IP in the manner and to the extent described in Schedule 3.1(28). Except as indicated in Schedule 3.1(28), the Corporations have the right to use all of the Business IP in the jurisdiction(s) in which the Business is conducted and have not granted any licence or other rights to any other person in respect of the Business IP. Complete and correct copies of all agreements whereby any rights in any of the Business IP have been granted or licensed by the Corporations to any other person have been provided to the Purchaser.

(c)     Except as disclosed in Schedule 3.1(28) or in the case of any Business IP licensed to the Corporations as disclosed in Schedule 3.1(28), there are no restrictions on the ability of the Corporations or any successor to or assignee from the Corporations to use and exploit all rights in the Business IP (other than prohibitions and restrictions that apply generally to companies conducting a business similar to the Business). To the knowledge of the Vendors, all statements contained in all applications for registration of the Business IP were true and correct as of the date of such applications. Each of the trademarks and trade names included in the Business IP is in use. Except as disclosed in Schedule 3.1(28), none of the rights of the Corporations in the Business IP will be impaired or affected in any way by the transactions contemplated by this agreement.

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(d)     To the knowledge of the Vendors, the conduct of the Business and the use of the Business IP does not infringe, and the Corporations have not received any notice, complaint, threat or claim alleging infringement of, any patent, trademark, trade name, copyright, industrial design, trade secret or other Intellectual Property or proprietary right of any other person, and to the knowledge of the Vendors, the conduct of the Business does not include any activity which may constitute passing-off.

(e) The Parties agree and understand that there may be additional entities outside the Corporations, controlled by the Vendors or Related Persons, using the Fat Panda name. As an example, there is Fat Panda International Ltd. The Vendors shall change the name of all entities, other than the Corporations, controlled by the Vendors or Related Persons existing using the Fat Panda name effective as at Closing. If any entity operating under the Fat Panda name is controlled by any of, or a combination of, the Vendors, or any entity in which any of the Vendors have a financial interest same shall be conveyed to the Purchaser on Closing.

(29)     Privacy. Except as disclosed in Schedule 3.1(29) annexed hereto:

(a)     to the knowledge of the Vendors, the Corporations have been and is now in compliance in all material respects with all laws, related to privacy and data protection, including, to the extent applicable, The Privacy Act (Manitoba), The Personal Investigations Act (Manitoba), any other applicable Law in Canada, Manitoba, Saskatchewan or Ontario amending, replacing or supplementing any of these laws and all regulations made under any of them, industry or professional standards, industry or professional codes and industry or professional practices applicable to the Corporations (including industry or professional codes, standards and practices to which the Corporation subscribe voluntarily or are bound) and terms of Contracts to which the Corporations or any of their Affiliates is bound, in all cases relating to privacy, data protection, cybersecurity or data security, or data processing in any manner (including collection, use, storage, protection (including security measures), transmission, transfer (including cross border transfers), disclosure, retention, disposal, or other use) of Personal Information (as hereinafter defined) (including Personal Information of employees, contractors, customers, users, and other third parties), and all of the principles and standards contained in the Personal Information Protection and Electronic Documents Act (Canada) shall hereinafter be referred to as “Privacy Laws”. None of the Corporations have notified, or been required to notify under applicable Privacy Laws, any person of any loss, damage, or unauthorized access, disclosure, use, or breach of security of any Personal Information;

(bThe Corporations have in the past THREE (3) years posted their privacy policies (the “Privacy Policies”) in a clear and conspicuous location on all websites and any mobile applications owned or operated by the Corporations. Annexed hereto as Schedule 3.1(29) b) is a copy of the Corporations’ Privacy Policies;

(c)     the Corporations have agreements governing the collection, use and disclosure of Personal Information with third parties (including benefit providers, insurance providers, financial institutions, customer resource information outsourcers, human resource information outsourcers, information technology outsourcers, payroll providers, and corporate affiliates) in accordance with Privacy Laws (“Third Party Privacy Agreements”) and to the knowledge of the Vendors, the Corporations are in compliance with such Third Party Privacy Agreements in all material respects. Annexed hereto as Schedule 3.1(29) c) is a copy of such Third Party Privacy Agreements;

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(d)     the Corporations have agreements with their employees governing the collection, use and disclosure of such employees’ Personal Information in accordance with Privacy Laws (“Employee Privacy Agreements”) and to the knowledge of the Vendors, the Corporations are in compliance with such Employee Privacy Agreements in all material respects. The Corporations have implemented training measures with employees regarding the employees’ and the Corporations’ obligations under the Employee Privacy Agreements and Privacy Laws, and have taken measures to audit and enforce non-compliance with these obligations, all in a manner that is required by Privacy Laws. Annexed hereto as Schedule 3.1(29) d) is a copy of such Employee Privacy Agreements. After the Closing Date, the Purchaser will continue to have the right to use such Personal Information on identical terms and conditions as the Business enjoyed immediately before the Closing Date;

(e)     to the knowledge of the Vendors, the transaction(s) contemplated by this agreement are not in material breach of any Privacy Laws, Privacy Policies, Third Party Privacy Agreements or Employee Privacy Agreements;

(f)     there are no, actual or (to the best of the knowledge of the Vendor) threatened, complaints, proceedings, investigations, audits, claims, actions, demands, causes of action (for purposes of this section, actual or threatened, complaints, proceedings, investigations, audits, claims, actions, demands, causes of action shall be hereinafter referred to as “Privacy Claims”) against the Corporations, brought by the Office of the Privacy Commissioner of Canada, Information and any Privacy Commissioner of Manitoba, any governmental authority, or by any person in respect of the collection, use or disclosure of Personal Information by the Corporations, or any Privacy Laws, Privacy Policies, Third Party Privacy Agreements or Employee Privacy Agreements, nor are there any grounds, facts or circumstances of which the Corporations (including any of the directors or officers of the Corporations) are aware that may give rise to any Privacy Claims that would have a material impact on the Corporations;

(g)     to the knowledge of the Vendors, the Corporations have not, in the past THREE (3) years, experienced any loss, damage, or unauthorized access, disclosure, use, or breach of security of any Personal Information in such Corporation's possession, custody, or control, or otherwise held or processed on its or their behalf;

For purposes of this subsection, “Personal Information” shall include all information, recorded or not, about an identifiable individual (not including the business address and business phone number of an individual) or as otherwise defined by Privacy Laws.

(30)     Subsidiaries and Other Interests. The Corporations have no subsidiaries and do not own any securities issued by, or any equity or ownership interest in, any other person. The Corporations are not subject to any obligation to make any investment in or to provide funds by way of loan, capital contribution or otherwise to any person.

(31)     Partnerships or Joint Ventures. The Corporations are not a partner or participant in any partnership, joint venture, profit-sharing arrangement or other association of any kind and is not party to any agreement under which the Corporations agree to carry on any part of the Business or any other activity in such manner or by which the Corporations agree to share any revenue or profit with any other person.

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(32)     Customers. To the best of the knowledge of the Vendors and the Corporations there are no facts or circumstances which could reasonably be expected to result in the loss of any customers or sources of revenue of the Business which, in the aggregate, would be material to the Business or the Condition of the Corporations.

(33)     Restrictions on Doing Business. Except as set forth on Schedule 3.1(33), the Corporations are not a party to or bound by any agreement which would restrict or limit its right to carry on any business or activity or to solicit business from any person or in any geographical area or otherwise to conduct the Business as the Corporations may determine. The Corporations are not subject to any legislation or any judgment, order or requirement of any court or governmental authority which is not of general application to persons carrying on a business similar to the Business. To the best of the knowledge of the Vendors and the Corporations, there are no facts or circumstances which could materially adversely affect the ability of the Corporations to continue to operate the Business as presently conducted following the completion of the transactions contemplated by this agreement.

(34)     Guarantees, Warranties and Discounts. Except as described in Schedule 3.1(34) annexed hereto,

(a)     the Corporations are not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or Indebtedness of any person;

(b)     the Corporations have not given any guarantee or warranty in respect of any of the products sold or the services provided by it, except warranties made in the ordinary course of the Business and in the form of the Corporations’ standard written warranty, a copy of which has been provided to the Purchaser, and except for warranties implied by law;

(c)     during each of the FIVE (5) fiscal years of the Corporation ended immediately preceding the date hereof, no claims have been made against the Corporations for breach of warranty or contract requirement or negligence or for a price adjustment or other concession in respect of any defect in or failure to perform or deliver any products, services or work which had, in any such year, an aggregate cost exceeding ONE THOUSAND DOLLARS ($1,000.00);

(d)     there are no repair contracts or maintenance obligations of the Corporations in favour of the customers or users of products of the Business, except obligations incurred in the ordinary course of the Business and in accordance with the Corporations’ standard terms, a copy of which has been provided to the Purchaser and is annexed hereto as Schedule 3.1(34) d);

(e)     the Corporations are not now subject to any agreement or commitment, and the Corporations have not, within FIVE (5) years prior to the date hereof, entered into any agreement with or made any commitment to any customer of the Business which would require the Corporations to repurchase any products sold to such customers or to adjust any price or grant any refund, discount or other concession to such customer; and

(f)     the Corporations are not required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with its suppliers or customers.

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(35)     Agency and Distribution Agreements. Schedule 3.1(35) annexed hereto, lists all agreements to which the Corporations are a party or by which they are bound under which the right to manufacture,use or market any product, service, technology, information, data, computer hardware or software or other property has been granted, licensed or otherwise provided to the Corporations or by the Corporations to any other person, or under which the Corporations have been appointed or any person has been appointed by the Corporations as an agent, distributor, licensee or franchisee for any of the foregoing. Complete and correct copies of all of the agreements listed in Schedule 3.1(35) have been provided to the Purchaser. None of the agreements listed in Schedule 3.1(35) grant to any person any authority to incur any liability or obligation or to enter into any agreement on behalf of the Corporations.

(36)     Outstanding Agreements. The Corporations are not a party to or bound by any outstanding or executory agreement, contract or commitment, whether written or oral, except for:

(a)     any contract, lease or agreement described or referred to in this agreement or in the Schedules hereto,

(b)     any contract, lease or agreement made in the ordinary course of the routine daily affairs of the Business under which the Corporations have a financial obligation of less than FIVE THOUSAND DOLLARS ($5,000.00) per annum and which can be terminated by the Corporation without payment of any Damages, penalty or other amount by giving not more than THIRTY (30) days’ notice, and

Complete and correct copies of each of the contracts, leases and agreements described in Section 3.1 (35) and (36) have been provided to the Purchaser.

(37)     Good Standing of Agreements. The Corporations are not in default or breach of any of their obligations under any one or more contracts, agreements (written or oral), commitments, indentures or other instruments to which it is a party or by which it is bound and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach. All such contracts, agreements, commitments, indentures and other instruments are now in good standing and in full force and effect without amendment thereto, the Corporations are entitled to all benefits thereunder and, to the best of the knowledge of the Vendors and the Corporations, the other parties to such contracts, agreements, commitments, indentures and other instruments are not in default or breach of any of their obligations thereunder. There are no contracts, agreements, commitments, indentures or other instruments under which the Corporations’ rights, or the performance of their obligations are dependent on or supported by the guarantee of or any security provided by any other person.

(38)     Employees. Schedule 3.1(38) annexed hereto, sets forth the name, job title, duration of employment, vacation entitlement, employee benefit entitlement and rate of remuneration (including bonus and commission entitlement or other material compensation) of each employee of the Corporations and by which Corporation they are employed. Schedule 3.1(38) also sets forth the names of all employees of the Corporations who are now on disability, maternity or other authorized leave or who are receiving workers’ compensation or short-term or long-term disability benefits. Schedule 3.1(38) sets out all employment policies or plans, including policies or plans regarding incentive compensation, stock options, severance pay or other terms or conditions of employment or any rules or policies providing for conduct that would result in termination which are binding on the Corporations.

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The parties to this Agreement acknowledge and agree that the personal information about the employees has been and will be collected, used and disclosed solely for the purposes that relate to the transactions described in this Agreement. The parties further acknowledge that the collection, use and disclosure of such personal information is necessary for the purpose of determining whether to proceed with, and to complete, the transactions described in this Agreement. In the event that the transactions contemplated by this Agreement are closed at the Closing Time, then the parties to this Agreement agree to use and disclose the personal information which has been collected, used and disclosed prior to the Closing Time only for the purposes for which such personal information was originally collected from or in respect of the Employees. In the event that the transactions contemplated by this Agreement do not proceed, or are not completed at the Closing Time, then the Purchaser will, if the personal information is still in the custody of or under the control of the Purchaser, either destroy such personal information (including all copies thereof) or turn over to the Vendors or to the Corporation, as the case may be, which disclosed to the Purchaser such personal information.

(39)     Employment Agreements. The Corporations are not a party to any written or oral employment, service or consulting agreement relating to any one or more persons, except for oral employment agreements which are of indefinite term and without any special arrangements or commitments with respect to the continuation of employment or payment of any particular amount on termination of employment. The Corporations do not have any employee who cannot be dismissed on such period of reasonable notice as is required by law in respect of a contract of hire for an indefinite term, subject to the Corporations’ statutory obligations in respect of such employees.

(40)     Labour Matters and Employment Standards.

(a)     The Corporations are not subject to any agreement with any labour union or employee association and have not made any commitment to or conducted negotiations with any labour union or employee association with respect to any future agreement and, to the best of the knowledge of the Vendors and the Corporations, during the period of FIVE (5) years preceding the date of this agreement there has been no attempt to organize, certify or establish any labour union or employee association in relation to any of the employees of the Corporations.

(b)     There are no existing or, to the best of the knowledge of the Vendors and the Corporations, threatened, labour strikes or labour disputes or grievances affecting the Corporations’ ability to carry on the Business.

(c)     The Corporations have complied with all laws, rules, regulations and orders applicable to it relating to employment, including those relating to wages, hours, collective bargaining, occupational health and safety, workers’ hazardous materials, employment standards, pay equity and workers’ compensation. There are no outstanding or threatened charges or complaints against the Corporations relating to unfair labour practices or discrimination or under any legislation relating to employees. The Corporations have paid in full all amounts owing under the Manitoba Workplace Safety and Health Act and Regulation, Saskatchewan Employment Act and Occupational Health and Safety Regulations, Ontario Workplace Safety and Insurance Act and Regulations, and all other applicable legislation of similar nature. Annexed hereto as Schedule 4(d) is a history of the Corporations’ Workers Compensation claims for the last 8 years.

(d)     The Corporations have paid, or will have paid on or before the Closing Date, all compensation, remuneration, salaries, wages and other material compensation including pay in lieu of notice of termination and severance pay (if applicable), all source deductions and all payments required under applicable legislation accruing up to the Closing Date in respect of all employees or former employees of the Corporations.

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(41)     Employee Benefit and Pension Plans.

(a)     Except as listed in Schedule 3.1(41) annexed hereto, the Corporations do not have, and are not subject to any present or future actual or contingent obligation or liability under, any registered or unregistered pension plan, deferred or incentive compensation plan, retirement income or savings plan, stock option, share appreciation or share purchase plan, profit sharing or deferred profit sharing plan, bonus plan or policy, insured or self-insured plan for hospitalization, health, welfare, medical or dental expenses or life insurance, accident, benefits, long or short-term disability plan or any other employee benefit plan, program or policy with respect to any of its employees, other than the Canada Pension Plan and The Manitoba Health, Seniors and Active Living Services Insurance Plan (MHSIP) and other similar health plans established pursuant to statute. Schedule 3.1(41) also lists the general policies, procedures and work-related rules in effect with respect to employees of the Corporations, whether written or oral, including but not limited to policies regarding holidays, sick leave, vacation, disability and death benefits, pay in lieu of notice of termination and severance pay, automobile allowances and rights to company-provided automobiles and expense reimbursements. The plans, programs and policies listed in Schedule 3.1(41) are collectively called the “Benefit Plans”. Complete and correct copies of all current material documentation establishing or relating to the Benefit Plans including all current funding agreements and amendments thereto and all employee plan summaries and booklets describing the Benefit Plans, or any of them, are listed in Schedule 3.1(41) or, where such Benefit Plans are oral commitments, correct and complete written summaries of the terms thereof, and the most recent financial statements, the most recent actuarial valuation report, current funding and investment information, related thereto, all reports and returns in respect thereof filed with any regulatory agency within THREE (3) years prior to the date hereof and all material correspondence with any regulatory agency, have been provided to the Purchaser. All employee data provided to the Purchaser is correct and complete in all material respects.

(b)     Each Benefit Plan that is intended to be registered, is registered under, and is in compliance with, all applicable federal and provincial legislation and all reports, returns and filings required to be made thereunder have been made. Each Benefit Plan has been administered and, if applicable, funded and invested in accordance with its terms and applicable law. Each pension plan has been timely funded in accordance with the requirements of such plan(s) and based on actuarial assumptions which are appropriate to the employees of the Corporation and the Business. Based on such assumptions, there is no unfunded liability or solvency deficiency under any such pension plan. No changes have occurred since the date of the most recent actuarial valuation report provided to the Purchaser in respect of such pension plans which makes such report misleading in any material respect. The Corporation has not made or granted or committed to make or grant any benefit amendments or improvements respecting any Benefit Plan that are not reflected in the most recent financial statements and the most recent actuarial report. There have been no withdrawals of, or applications made to withdraw, surplus from any Benefit Plan, none of the Benefit Plans that are a pension plan is the product of a merger of predecessor pension plans, and all withdrawals and transfers of assets, and contribution holidays respecting any Benefit Plan, have been undertaken and completed in accordance with the relevant terms of each plan and all applicable laws.

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(c)     All material obligations with respect to the Benefit Plans have been satisfied and there are no outstanding defaults or violations by any party thereto. There are no outstanding tax liabilities in respect of any of the Benefit Plans. There are no pending claims by any employee covered underthe Benefit Plans or by any other person which allege a breach of fiduciary duties or violation of governing law, or which may otherwise result in liability to the Corporations and, to the best of the knowledge of the Vendors and the Corporations, there is no basis for such a claim. There are no employees or former employees of the Corporations who are receiving from the Corporations any pension or other post-retirement benefits, or who are entitled to receive any such benefits, not covered by a Benefit Plan which has been disclosed to the Purchaser.

(42)     Insurance

a)	Schedule 3.1(42) annexed hereto, contains a true and complete list of all insurance policies maintained by the Corporations or under which the Corporations are covered in respect of their properties, assets, business or personnel as of the date hereof. Complete and correct copies of all such insurance policies have been provided to the Purchaser. Such insurance policies are in full force and effect and the Corporations are not in default with respect to the payment of any premium or compliance with any of the provisions contained in any such insurance policies. To the best of the knowledge of the Vendors and the Corporations, there are no circumstances under which the Corporations would be required to or, in order to maintain their coverage, should give any notice to the insurers under any such insurance policies which has not been given. The Corporations have not received notice from any of the insurers regarding cancellation of such insurance policies. The Corporations have not failed to give notice to or present any claim under any such insurance policy in due and timely fashion. The Corporations have not received notice from any of the insurers denying any claims;

b)	the Vendors warrant that the Corporations carry insurance against such risks, casualties and contingencies, and in such amounts, types and forms, as would be carried by a reasonably prudent person carrying on a business similar to the Business;

c)	The Vendors warrant the Corporations have never been denied insurance for any reason.

(43)     Non-Arm’s Length Matters. The Corporations are not a party to or bound by any agreement with, are not indebted to, and no amount is owing to the Corporations by the Vendors or any of the Vendors’ Affiliates or any officers, former officers, directors, former directors, Corporations, former Corporations, employees (except for oral employment agreements with employees) or former employees of the Corporations or any person not dealing at arm’s length with any of the foregoing. Since the Audited Statements Date, the Corporations have not made or authorized any payments to the Vendors or any of the Vendors’ Affiliates or any officers, former officers, directors, former directors, Corporations, former Corporations, employees or former employees of the Corporations or to any person not dealing at arm’s length with any of the foregoing, except for salaries and other employment compensation payable to employees of the Corporations in the ordinary course of the routine daily affairs of the Business and at the regular rates payable to them.

(44)     Government Assistance. Schedule 3.1(44) annexed hereto, describes all agreements, loans, other funding arrangements and assistance programs (collectively called “Government Assistance Programs”) which are outstanding in favour of the Corporations from any federal, provincial, municipal or other government or governmental agency, board, commission or authority, domestic or foreign (collectively called “Government Agencies”). Complete and correct copies of all documents relating to the Government Assistance Programs have been delivered to the Purchaser. The Corporations have performed all of their obligations under the Government Assistance Programs, and no basis exists for any Government Agencies to seek payment or repayment by the Corporations of any amount or benefit received by them under any Government Assistance Programs.

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(45)     Compliance with Laws. The Corporations are not in violation of any federal, provincial, municipal or other law, regulation or order of any government or governmental or regulatory authority, domestic or foreign, including without limitation any law, regulation or order relating to cannabis or vaping.

(46)     Vendor’s Residency. The Vendors are not non-residents of Canada within the meaning of the Income Tax Act (Canada).

(47)     Copies of Documents. Complete and correct copies (including all amendments) of all contracts, leases and other documents referred to in this agreement or any Schedule hereto or required to be disclosed hereby have been delivered to the Purchaser.

(48)     Disclosure. No representation or warranty contained in this Section, and no statement contained in any Schedule, certificate, list, summary or other disclosure document provided or to be provided to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

(49)     Statutory Liens.

(a)     The Corporations have paid in full all amounts owing to employees under any employment legislation and there are no filed claims against the Corporation by former employees for wrongful dismissal.

(b)     The Corporations have paid all amounts owing for the supply of utilities or telephone services.

(c)     The Corporations have deducted and paid to the appropriate governmental authorities all worker’s compensation and like payments or premiums, and all payroll source deductions as required, including workers’ compensation, employment insurance, Canada Pension Plan and income tax.

(d)     The Corporations have collected and remitted all amounts required by all governmental authorities as goods and services tax, customs duties and excise taxes, provincial sales tax, education and health tax and other Taxes of similar nature and all amounts required which are in the nature of environmental fees or levies owed to delegated administrative authorities.

(e)     There are no land taxes or local improvement levies owing with respect to any Real Properties if any, or Leased Premises except as otherwise permitted under this Agreement.

3.2.     Representations and Warranties by the Purchaser. The Purchaser hereby represents and warrants to the Vendors as follows, and confirms that the Vendors are relying on the accuracy of each of such representations and warranties in connection with the sale of the Purchased Shares and the completion of the other transactions hereunder:

(1)     Corporate Authority and Binding Obligation. The Purchaser is a corporation duly incorporated and validly subsisting in all respects under the laws of its jurisdiction of incorporation. The Purchaser has good right, full corporate power and absolute authority to enter into this agreement and to purchase the Purchased Shares from the Vendors in the manner contemplated herein and to perform all of the Purchaser’s obligations under this agreement. The Purchaser and its board of directors have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this agreement and the purchase of the Purchased Shares by the Purchaser from the Vendors. This agreement is a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

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(2)     Contractual and Regulatory Approvals. Except as specified in Schedule 3.2(2), the Purchaser is not under any obligation, contractual or otherwise, to request or obtain the consent of any person, and no permits, licences, certifications, authorizations or approvals of, or notifications to, any federal, provincial, municipal or local government or governmental agency, board, commission or authority are required to be obtained by the Purchaser in connection with the execution, delivery or performance by the Purchaser of this agreement or the completion of any of the transactions contemplated herein. Complete and correct copies of any agreements under which the Purchaser is obligated to request or obtain any such consent have been provided to the Vendors.

(3)     Compliance with Constating Documents, Agreements and Laws. The execution, delivery and performance of this agreement and each of the other agreements contemplated or referred to herein by the Purchaser, and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under:

(a)     any term or provision of any of the articles, by-laws or other constating documents of the Purchaser,

(b)     subject to obtaining the contractual consents referred to in Schedule 3.2(2), the terms of any indenture, agreement (written or oral), instrument or understanding or other obligation or restriction to which the Purchaser is a party or by which it is bound, or

(c)     subject to obtaining the regulatory consents referred to in Schedule 3.2(2), any term or provision of any licences, registrations or qualification of the Purchaser or any order of any court, governmental authority or regulatory body or any applicable law or regulation of any jurisdiction.

(4)       Status of Purchaser. The Purchaser has been duly incorporated and organized. The Purchaser is and will on the Closing Date be validly existing and in good standing under the laws of Canada. The Purchaser is duly qualified to transact business in each jurisdiction in which the nature of the Business or property owned or leased by it makes such qualification necessary.

(5)       Bankruptcy. The Purchaser is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. The Purchaser has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of it or any of its undertakings, property or assets and no execution or distress has been levied on any of its undertakings, property or assets, nor have any proceedings been commenced in connection with any of the foregoing.

(6)     Investment Canada Act. The Purchaser is a “non-Canadian” for purposes of and within the meaning of the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.) and this transaction may be reviewable pursuant to that legislation and may be reversable pursuant thereto. Counsel for the Purchaser shall make such post closing filings as may be required.

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4. Survival and Limitations of Representations and Warranties

4.1.     Survival of warranties by the Vendors. The representations and warranties made by the Vendors contained in this agreement, or contained in any document or certificate given in order to carry out the transactions contemplated hereby, will survive the closing of the purchase of the Purchased Shares provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Purchaser or any other person or any knowledge of the Purchaser or any other person, shall continue in full force and effect for the benefit of the Purchaser, subject to the following provisions of this section.

(a)     Except as provided in paragraphs (b) and (c) of this section, the obligations of the Vendors with respect to any Warranty Claim shall continue for TWENTY-FOUR (24) months following the Closing Date. The Purchaser shall give the Vendors notice of any Warranty Claim with such particularity as is reasonably possible as soon as the Purchaser has reasonable grounds for believing that a Warranty Claim may be made and, in any event, such notice shall be given not later than the end of the period of TWENTY-FOUR (24) months following the Closing Date.

(b)     Any Warranty Claim which is based on or relates to the tax liability of the Corporations for a particular taxation year extends until the expiration of the period (if any) during which an assessment, reassessment or other form of recognized document assessing liability for tax, interest or penalties in respect of such taxation year under applicable tax legislation could be issued, assuming that the Corporation does not file any waiver or similar document extending such period as otherwise determined.

(c)     Any Warranty Claim which is based on or relates to the title to the Purchased Shares, or which is based on intentional misrepresentation or fraud by the Vendors may be made or brought by the Purchaser at any time.

After the expiration of the period of time referred to in paragraph (a) of this section and subject to paragraphs (b) and (c) of this section, the obligations of the Vendors with respect to the representations and warranties made by the Vendors and contained in this agreement or in any document or certificate given in order to carry out the transactions contemplated hereby, and except with respect to any Warranty Claims of which notice has been given in accordance with this section, shall terminate and the Vendors shall have no further obligation to the Purchaser.

4.2.     Survival of warranties by Purchaser. The representations and warranties made by the Purchaser and contained in this agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby will survive the closing of the purchase and sale of the Purchased Shares provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Vendors or any other person or any knowledge of the Vendors or any other person, shall continue in full force and effect for the benefit of the Vendors for TWENTY-FOUR (24) months following the Closing Date. At the end of this period, the Purchaser shall have no further obligations with respect to the representations and warranties made by the Purchaser in this agreement. The Vendors shall give the Purchaser notice of any Warranty Claim in respect of the representations and warranties of the Purchaser with such particularity as is reasonably possible as soon as the Vendors have reasonable grounds for believing that a Warranty Claim may be made and, in any event, such notice shall be given not later than the end of the aforesaid period of TWENTY-FOUR (24) months.

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4.3.     Limitations on Warranty Claims.

(1)     The amount of any Damages which may be claimed by the Purchaser pursuant to a Warranty Claim shall be calculated to be the cost or loss to the Purchaser after giving effect to:

(a)     any insurance proceeds available to the Corporation in relation to the matter, which is the subject of the Warranty Claim, and

(b)     the value of any related, determinable tax benefits realized, or which will (with reasonable certainty) be realized within a THREE (3) year period following the date of incurring such cost or loss, by the Corporation or the Purchaser in relation to the matter which is the subject of the Warranty Claim.

(2)     The Purchaser shall not be entitled to make any Warranty Claim until the aggregate amount of all Damages, losses, liabilities and expenses incurred by the Purchaser as a result of all misrepresentations and breaches of warranties contained in this agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby, is equal to or greater than FIFTY THOUSAND DOLLARS ($50,000.00). In the event such claim is made, the Vendors shall maintain liability for the full amount of the claim inclusive of the FIFTY THOUSAND DOLLARS ($50,000.00).

(3) The Purchaser shall not be entitled to payment of amounts by the Vendors on the indemnities contained herein (other than a Warranty Claim for any fraud or intentional misrepresentation) in excess of an amount equal to FOUR MILLION DOLLARS ($4,000,000.00) for all such Claims in the aggregate.

(4)       Any Warranty Claim of the Purchaser shall be first paid from the Indemnity Escrow Amount and, if such Warranty Claim is in excess of the Indemnity Escrow Amount, such excess amount shall be set-off against the promissory notes owing to Jordan pursuant to Sections 2.3(d) & (e) hereto and any excess as against the remaining Vendors.

(5) Nothing in this Agreement in any way restricts or limits the general obligation at law of the Purchaser to mitigate any loss which it may suffer or incur by reason of the breach by the Vendors of any representation, warranty, covenant or obligation of the Vendors under this Agreement.

5. Covenants

5.1.     Covenants by the Vendors. The Vendors jointly and severally covenant to the Purchaser that they will do or cause to be done the following:

(a)     Investigation of Business and Examination of Documents. During the Interim Period, the Vendors will provide and will cause the Corporations to provide access to, and will permit the Purchaser, through its representatives, to make such investigation of, the operations, properties, assets and records of the Corporations and of their financial and legal condition as the Purchaser deems necessary or advisable to familiarize itself with such operations, properties, assets, records and other matters. Without limiting the generality of the foregoing, during the Interim Period the Vendors will permit the Purchaser and its representatives to have access to the premises used in connection with the and will produce for inspection and provide copies to the Purchaser of:

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(i)     all agreements and other documents referred to in Section 3.1 or in any of the Schedules hereto and all other contracts, leases, licences, title documents, title opinions, insurance policies, pension plans, customer lists, information relating to customers and suppliers of the Corporations, documents relating to all Indebtedness and credit facilities of the Corporations, documents relating to legal or administrative proceedings and all other documents of or in the possession of the Corporations or relating to the Business;

(ii)     all minute books, share certificate books, registers of security holders, registers of transfers of securities, registers of directors and other corporate documents of the Corporations;

(iii)     all books, records, accounts, tax returns and financial statements of the Corporations; and

(iv)     all other information which, in the reasonable opinion of the Purchaser’s representatives, is required in order to make an examination of the Corporations and the Business.

Such investigations and inspections shall not mitigate or affect the representations and warranties of the Vendors hereunder, which shall continue in full force and effect.

(b)     Conduct of Business. Except as contemplated by this agreement or with the prior written consent of the Purchaser, during the Interim Period the Vendors will cause the Corporation to:

(i)     operate the Business only in the ordinary course thereof, consistent with past practices;

(ii)     take all actions within their control to ensure that the representations and warranties in Section 3.1 remain true and correct at the Closing Time, with the same force and effect as if such representations and warranties were made at and as of the Closing Time, and to satisfy or cause to be satisfied the conditions in Section 6.1;

(iii)     promptly advise the Purchaser of any facts that come to their attention which would cause any of the Vendors’ representations and warranties herein contained to be untrue in any respect;

(iv)     take all action to preserve the Business and the goodwill of the Corporations and its relationships with customers, suppliers and others having business dealings with it, to keep available the services of all officers and employees and to maintain in full force and effect all agreements to which the Corporations are a party, and take all other action reasonably requested by the Purchaser in order that the Business and the Condition of the Corporations shall not be impaired during the Interim Period;

(v)     promptly advise the Purchaser in writing of any material adverse change in the Business or the Condition of the Corporations during the Interim Period;

(vi)     maintain all of the Corporations’ tangible properties and assets in the same condition as they now exist, ordinary wear and tear excepted;

(vii)     maintain the books, records and accounts of the Corporations in the ordinary course and record all transactions on a basis consistent with past practice;

(viii)     ensure that the Corporations do not create, incur or assume any long-term debt (including obligations in respect of leases) or create any Encumbrance upon any of its properties or assets or guarantee or otherwise become liable for the obligations of any other person or make any loans or advances to any person;

(ix)     ensure that the Corporations do not sell or otherwise dispose of any of its properties or assets except in the ordinary course of the Business;

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(x)     ensure that the Corporations do not terminate or waive any right of substantial value of the Business;

(xi)     ensure that the Corporations do not make any capital expenditure in excess of TEN THOUSAND DOLLARS ($10,000.00) in respect of any particular item and in excess of TEN THOUSAND DOLLARS ($10,000.00) in the aggregate;

(xii)     maintain the inventories of the Business in accordance with past practice;

(xiii)     keep in full force all of the Corporations’ current insurance policies;

(xiv)     take all actions within their control to ensure that the Corporations perform all of their obligations falling due during the Interim Period under all agreements to which the Corporations are a party or by which they are bound;

(xv)     ensure that the Corporations do not enter into any agreement other than agreements made in the ordinary course of the Business consistent with past practice;

(xvi)     not take any action to amend the articles of incorporation or by-laws of the Corporations;

(xvii)     ensure that the Corporations do not declare or pay any dividends, redeem or repurchase any shares in the capital of the Corporations or make any other distributions in respect of the shares of the Corporations; and

(xviii)     ensure that the Corporations do not increase, in any material manner, the compensation or employee benefits of any of its directors, officers or employees, except as required by law or under an Employment Contract or Employee Plan, or pay or agree to pay to any of its directors, officers or employees any pension, severance or termination amount or other employee benefit not required by law or by an Employment Contract or Employee Plan.

(c)     Transfer of Purchased Shares. At or before the Closing Time, the Vendors shall cause all necessary steps and corporate proceedings to be taken in order to permit the Purchased Shares to be duly and regularly transferred to the Purchaser.

(d)     Resignation of Officers and Directors. At or before the Closing Time, the Vendors shall cause each person who is a director or officer of a Corporation, other than such persons as may be designated in writing by the Purchaser, to submit his written resignation as a director or officer to the Corporations which will be effective at the Closing Time.

(e)     Releases by the Vendors. At the Closing Time, the Vendors shall execute and deliver to the Corporations a release in the form of the draft release annexed hereto as Schedule 5.1(e).

(f) Release by Velocity Investments Incorporated. At the Closing Time, it shall be an obligation of the Vendors to ensure that Velocity Investments Incorporated executes and delivers to the Parties a release of all of the Parties, in the form of the draft release annexed hereto as Schedule 5.1(f).

(g) Release by Jordan. At the Closing Time, Jordan shall execute and deliver to the Corporations a release in the form of the draft release annexed hereto as Schedule 5.1(g).

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(h)       Release by David Flintoff . At the Closing Time, David Flintoff shall execute and deliver to the Corporations a release in the form of the draft release annexed hereto as Schedule 5.1(h).

(i) Electric Fog Payment. The Vendors shall pay from the sale proceeds any and all amounts owing to 6615113 Manitoba Ltd. pursuant to the terms of the Asset Purchase Agreement dated May 26, 2020 between 6615113 Manitoba Ltd. and 10050200 Manitoba Ltd.

(j)     Non-Competition Agreement. At the Closing Time, the Vendors shall execute and deliver to the Corporations and the Purchaser a non-competition agreement in the form of the draft agreement annexed hereto as Schedules 2.7.1a) and 2.7.1b).

(k) All documents and instruments. At the Closing Time, the Vendors shall execute and deliver to the Corporations and the Purchaser all documents and instruments required under this Agreement.

5.2.     Covenants by the Purchaser. Subject to any other provision contained herein, the Purchaser covenants to the Vendors that prior to the Closing Time and, if the transaction contemplated hereby is not completed, at all times after the Closing Time, the Purchaser will keep confidential all information obtained by it relating to the Corporation and the Business, except such information which:

(a)     is generally available to the public, other than as a result of a disclosure by the Purchaser, or

(b)     is made available to the Purchaser on a non-confidential basis from a source other than the Vendors, or their representatives.

The Purchaser further agrees that such information will be disclosed only to those of its employees and representatives of its advisors who need to know such information for the purposes of evaluating and implementing the transaction contemplated hereby. Notwithstanding the foregoing provisions of this paragraph, the obligation to maintain the confidentiality of such information will not apply to the extent that disclosure of such information is required in connection with governmental or other applicable filings relating to the transactions hereunder, provided that, in such case, unless the Vendors otherwise agree, the Purchaser will, if possible, request confidentiality in respect of such governmental or other filings. If the transactions contemplated hereby are not consummated for any reason, the Purchaser will return forthwith, without retaining any copies thereof, all information and documents obtained from the Vendors and the Corporation.

6. Conditions

6.1.     Further conditions to the obligations of the Purchaser. Notwithstanding anything herein contained, the obligation of the Purchaser to complete the transactions provided for herein will be subject to the fulfilment of the following conditions at or prior to the Closing Time, and the Vendors jointly and severally covenant to use their best efforts to ensure that such conditions are fulfilled.

(a)     Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of the Vendors contained in this agreement or in any documents delivered in order to carry out the transactions contemplated hereby shall be true and accurate on the date hereof and at the Closing Time with the same force and effect as though such representations and warranties had been made as of the Closing Time (regardless of the date as of which the information in this agreement or in any Schedule or other document made pursuant hereto is given). In addition, the Vendors shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by them at or prior to the Closing Time. In addition, the Vendors shall have delivered to the Purchaser a certificate in the form annexed hereto as Schedule 6.1(a) confirming that the facts with respect to each of such representations and warranties by the Vendors are as set out herein at the Closing Time and that the Vendors have performed all covenants required to be performed by them hereunder.

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(b)     Material Adverse Changes. During the Interim Period there will have been no change in the Business or the Condition of the Corporation, howsoever arising, except changes which have occurred in the ordinary course of the Business and which, individually or in the aggregate, have not affected and may not affect the Business or the Condition of the Corporations in any material adverse respect. Without limiting the generality of the foregoing, during the Interim Period:

(i)     no damage to or destruction of any material part of the property or assets of the Corporations shall have occurred, whether or not covered by insurance;

(ii)     none of the Key Employees of the Corporations shall have resigned or have indicated their intention to resign from employment with the Corporations;

(iii) none of the TEN (10) largest customers of the Business will have ceased or advised the Corporations or the Purchaser of their intention to cease, purchasing from or doing business with the Corporations;

(iv) none of the Licences shall have been revoked nor shall any material regulatory investigation have been commenced in respect of the Business.

(d)     No Restraining Proceedings. No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opinion of counsel to the Purchaser, is likely to result in an order, decision or ruling,

(i)     to disallow, enjoin, prohibit or impose any limitations or conditions on the purchase and sale of the Purchased Shares contemplated hereby or the right of the Purchaser to own the Purchased Shares; or

(ii)     to impose any limitations or conditions which may have an adverse affect on the Business or the Condition of the Corporations.

(e)     Consents. All consents required to be obtained in order to carry out the transactions contemplated hereby in compliance with all laws and agreements binding on the parties hereto shall have been obtained, including the consents referred to in Schedules 3.1(3) and 3.2(2) and consents from the landlords of the Leased Premises, as applicable.

(f) Estoppel Certificates. Prior to the Closing Time, the Vendors shall have used commercially reasonable efforts to obtain from the landlords of the Leased Premises executed copies of estoppel certificates in the form of the draft certificate annexed hereto as Schedule 6.1(f) and delivered such certificates to the Purchaser. All leases will be in a form that reflects the proper corporate tenant.

(g)     Releases by Directors and Officers. At the Closing Time, each person who is a director or officer of the Corporations and who is resigning as such shall have executed and delivered to the Corporations and the Purchaser a release in the form of the draft release annexed hereto as Schedule 6.1(g).

(h) Intentionally deleted.

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(i)       Jordan Vedoya and such other critical employees as may be identified during the due diligence process of the Purchaser have entered into employment agreements with the Corporations on terms acceptable to Jordan Vedoya and the Purchaser and annexed hereto as Schedule 6.1 (i).

(j) Velocity Investments Incorporated shall provide a release to all of the Parties to this Agreement in consideration of the receipt of the consideration set forth in Section 2.3 c) in accordance with the release annexed hereto as Schedule 6.1 (j) hereof.

6.2.     Waiver or termination by Purchaser. The conditions contained in Section 6.1 are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time. The Vendors acknowledge that the waiver by the Purchaser of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Vendors herein that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in Section 6.1 are not fulfilled or complied with as herein provided, the Purchaser may, at or prior to the Closing Time at its option, rescind this agreement by notice in writing to the Vendors and in such event the Purchaser shall be released from all obligations hereunder, the Vendors’ Representative shall refund the Deposit to the Purchaser within FIVE (5) days without deduction and with interest and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Vendors, or the Corporations, then the Vendors shall also be released from all obligations hereunder.

6.3.     Conditions to the obligations of the Vendors. Notwithstanding anything herein contained, the obligations of the Vendors to complete the transactions provided for herein will be subject to the fulfilment of the following conditions at or prior to the Closing Time, and the Purchaser will use its best efforts to ensure that such conditions are fulfilled.

(a)     Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of the Purchaser contained in this agreement or in any documents delivered in order to carry out the transactions contemplated hereby will be true and accurate on the date hereof and at the Closing Time with the same force and effect as though such representations and warranties had been made as of the Closing Time (regardless of the date as of which the information in this agreement or any such Schedule or other document made pursuant hereto is given). In addition, the Purchaser shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Closing Time. In addition, the Purchaser shall have delivered to the Vendors a certificate in the form annexed hereto as Schedule 6.3(a) confirming that the facts with respect to each of the representations and warranties of the Purchaser are as set out herein at the Closing Time and that the Purchaser has performed each of the covenants required to be performed by it hereunder.

(b)     No Restraining Proceedings. No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opinion of counsel to the Vendors, is likely to result in an order, decision or ruling, to disallow, enjoin or prohibit the purchase and sale of the Purchased Shares contemplated hereby.

(c)     Consents. All consents required to be obtained in order to carry out the transactions contemplated hereby in compliance with all laws and agreements binding on the parties hereto shall have been obtained, including the consents referred to in Schedules 3.1(3) and 3.2(2).

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(d)     Releases from Guarantees, etc. The Vendors and their Affiliates will have received releases from all necessary parties, in form acceptable to the Vendors’ counsel, whereby the Vendors and their Affiliates are unconditionally released from all guarantees, covenants and other arrangements providing financial assistance or support to or on behalf of the Corporations.

(e)     Release by the Corporations. The Vendors will have received a release from the Corporations in the form of the draft release annexed hereto as Schedule 6.3(e) releasing the Vendors from all claims, demands, covenants and obligations whatsoever based on any matter or thing arising prior to the Closing Time, except for the performance of the Vendors’ obligations under this agreement.

6.4.     Waiver or termination by Vendors. The conditions contained in Section 6.3 are inserted for the exclusive benefit of the Vendors and may be waived in whole or in part by the Vendors at any time. The Purchaser acknowledges that the waiver by the Vendors of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Purchaser herein that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in Section 6.3 are not fulfilled or complied with as herein provided, the Vendors may, at or prior to the Closing Time at their option, rescind this agreement by notice in writing to the Purchaser and in such event the Vendors shall each be released from all obligations hereunder and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Purchaser, then the Purchaser shall also be released from all obligations hereunder.

7. Closing

7.1.     Closing arrangements. Subject to the terms and conditions hereof, the transactions contemplated herein shall be closed at the Closing Time at the offices of MLT Aikins LLP, at 30th Floor 360 Main Street, Winnipeg, MB R3C 4G1 or at such other place or places as may be mutually agreed on by the Vendors and the Purchaser.

7.2.    Vendors’ documents to be delivered. At or before the Closing Time, the Vendors shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Purchaser all documents, instruments and things which are to be delivered by the Vendors pursuant to this Agreement, including, but not limited to, the following and such other documents as are reasonably requested by counsel to the Purchaser prior to Closing:

(i)	Share Certificates. Share certificates for the Purchased Shares duly endorsed in blank for transfer or accompanied by duly executed stock transfer powers of attorney.

(ii)	Directors Resolutions. Certified Resolutions of the Board of Directors of each of the Corporations approving the transfer of the Purchased Shares.

(iii)	Releases. The releases attached hereto at Schedule 5.1(e) and 5.1(f).

(iv)	Resignations. Resignations of all officers and directors of the Corporations.

(v)	Non-Competition Agreement. The non-competition agreements attached hereto at Schedules 2.7.1(a) and 2.7.1(b).

(vi)	Restrictive Covenant Election Form. The restrictive covenant election form pursuant to Section 2.7.2 herein.

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(vii)	Direction to Pay. A direction to pay of the Vendors directing Two Million Dollars ($2,000,000.00) out of the amount payable on Closing, to Velocity Investments Incorporated at Closing.

(viii)	Escrow Agreement. The Escrow Agreement attached hereto at Schedule 2.3(f)(ii).

(ix)	Books and Records. All of the Business’ and the Corporation's books and records of every nature and kind whatsoever, and all original copies of documents, including, without limitation, all contracts and documents referred to in the schedules to this Agreement and copies of all returns filed by the Business and the Corporation and supporting documents thereto, to the extent such documents are within the possession and control of the Vendors.

(x)	All Schedules required to be provided pursuant to this Agreement and not provided to the Purchaser prior to Closing.

7.3. Purchaser’s documents to be delivered. At of before the Closing Time, the Purchaser shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Vendors or as they may direct all wire transfers and all documents, instruments and things which the Purchaser is to deliver or to cause to be delivered pursuant to this Agreement, including, but not limited to, the following and such other documents as are reasonably requested by counsel to the Vendors prior to Closing:

(i)       Closing Payment. Deliver to the Vendors’ Solicitors bank drafts or solicitor's trust cheques in the amounts set out in Article 4 hereof to be delivered on the Closing Date.

(ii)        Directors’ Resolution. A Certified Resolution of the Board of Directors of the Purchaser approving the purchase of the Purchased Shares.

(iii)       Releases. The releases in favour of the Vendors attached hereto at Schedules 6.3(e), respectively.

(iv)	Non-Competition Agreement. The non-competition agreements attached hereto at Schedules 2.7.1(a) and 2.7.1(b).

(v)	Restrictive Covenant Election Form. The restrictive covenant election form pursuant to Section 2.7.2 herein.

(vi)	CEA Share Certificate. A share certificate of CEA Industries representing the shares being issued to Velocity Investments Incorporated on Closing pursuant to Section 2.3(c) hereof.

(vii)	Promissory Note. The loan agreement, promissory note set out in Section 2.3(d) hereof.

(viii)	Convertible Note. The convertible promissory note set out in Section 2.3(e) hereof.

(ix)	Escrow Agreement. The Escrow Agreement attached hereto at Schedule 2.3(f)(ii).

8. Indemnification and Set-Off

8.1.     Indemnity by the Vendors.

(1)     The Vendors hereby jointly and severally agree to indemnify and save the Purchaser harmless from and against any claims, demands, actions, causes of action, damage, loss, deficiency, cost, liability and expense which may be made or brought against the Purchaser or which the Purchaser may suffer or incur as a result of, in respect of or arising out of:

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(a)     any non-performance or non-fulfilment of any covenant or agreement on the part of the Vendors contained in this agreement or in any document given in order to carry out the transactions contemplated hereby;

(b)     any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Vendors contained in this agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby; and

(c)     all costs and expenses, including legal fees on a solicitor and client basis, incidental to, arising from or in respect of the foregoing.

(2)     The obligations of indemnification by the Vendors pursuant to paragraph (1) of this section will be:

(a)     subject to the limitations referred to in Section 4.1 with respect to the survival of the representations and warranties by the Vendors;

(b)     subject to the limitations referred to in Section 4.3; and

(c)     subject to Section 8.3.

8.2.      Indemnity by the Purchaser. The Purchaser shall indemnify and hold the Vendors, Velocity Investments Incorporated and their heirs, executors and administrators (each, a “Vendor Indemnified Party”) harmless in respect of any Warranty Claim which may be made or brought against a Vendor Indemnified Party or which it may suffer or incur as a result of, in respect of or arising out of:

(a)       any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement, or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(b)       any breach or non-fulfillment of any covenant or agreement on the part of the Purchaser under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(c)       any breach of the Purchaser’s obligations under Section 2.3(c) hereof; and

(d)       all claims, demands, costs and expenses in respect of the foregoing.

8.3.       Provisions relating to Indemnity Claims. The following provisions will apply to any claim by the Purchaser for indemnification by the Vendors pursuant to Section 8.1 (an “Indemnity Claim”).

(a)     Promptly after becoming aware of any matter that may give rise to an Indemnity Claim, the Purchaser will provide to the Vendors written notice of the Indemnity Claim specifying (to the extent that information is available) the factual basis for the Indemnity Claim and the amount of the Indemnity Claim or, if an amount is not then determinable, an estimate of the amount of the Indemnity Claim, if an estimate is feasible in the circumstances.

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(b)     If an Indemnity Claim relates to an alleged liability of the Corporations to any other person (a “Third Party Liability”), including any governmental or regulatory body or any taxing authority, which is of a nature such that the Corporations are required by applicable law to make a payment to a third party before the relevant procedure for challenging the existence or quantum of the alleged liability can be implemented or completed, then the Purchaser may, notwithstanding paragraphs (c) and (d) of this section, make such payment or cause the Corporations to make such payment and forthwith demand reimbursement for such payment from the Vendors or any of them in accordance with this agreement; provided that, if the alleged Third Party Liability as finally determined on completion of settlement negotiations or related legal proceedings is less than the amount which is paid by the Vendors in respect of the related Indemnity Claim, then the Corporations or the Purchaser, as the case may be, shall forthwith following the final determination pay to the Vendors the amount by which the amount of the Third Party Liability as finally determined is less than the amount which is so paid by the Vendors.

(c)     The Purchaser shall not negotiate, settle, compromise or pay (except in the case of payment of a judgment) any Third Party Liability as to which it proposes to assert an Indemnity Claim, except with the prior written consent of the Vendors (which consent shall not be unreasonably withheld or delayed), unless there is a reasonable possibility that such Third Party Liability may materially and adversely affect the Business, the Condition of the Corporations or the Purchaser, in which case the Purchaser shall have the right, after notifying the Vendors, to negotiate, settle, compromise or pay such Third Party Liability without prejudice to its rights of indemnification hereunder.

(d)     With respect to any Third-Party Liability, provided the Vendors first admit the Purchaser’s right to indemnification for the amount of such Third-Party Liability which may at any time be determined or settled, then, in any legal, administrative or other proceedings in connection with the matters forming the basis of the Third-Party Liability, the following procedures will apply:

(i)     except as contemplated by subparagraph (iii) of this paragraph, the Vendors will have the right to assume carriage of the compromise or settlement of the Third Party Liability and the conduct of any related legal, administrative or other proceedings, but the Purchaser and the Corporation shall have the right and shall be given the opportunity to participate in the defence of the Third Party Liability, to consult with the Vendors in the settlement of the Third Party Liability and the conduct of related legal, administrative and other proceedings (including consultation with counsel) and to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Vendor, and the Purchaser shall be retained by the Vendors

(ii)     the Vendors will co-operate with the Purchaser in relation to the Third Party Liability, will keep it fully advised with respect thereto, will provide it with copies of all relevant documentation as it becomes available, will provide it with access to all records and files relating to the defence of the Third Party Liability and will meet with representatives of the Purchaser at all reasonable times to discuss the Third Party Liability; and

(iii)     notwithstanding subparagraphs (i) and (ii) of this paragraph, the Vendors will not settle the Third-Party Liability or conduct any legal, administrative or other proceedings in any manner which could, in the reasonable opinion of the Purchaser, have a material adverse affect on the Business, the Condition of the Corporation or the Purchaser, except with the prior written consent of the Purchaser.

(e)     If, with respect to any Third-Party Liability, the Vendors do not admit the Purchaser’s right to indemnification or decline to assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third-Party Liability, then the following provisions will apply:

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(i)     the Purchaser, at its discretion, may assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third-Party Liability and may defend or settle the Third-Party Liability on such terms as the Purchaser, acting in good faith, considers advisable; and

(ii)     any cost, loss, damage or expense incurred or suffered by the Purchaser and the Corporation in the settlement or defence of such Third-Party Liability or the conduct of any legal, administrative or other proceedings shall be added to the amount of the Indemnity Claim.

8.4.     Right of set-off. The Purchaser shall have the right to satisfy any amount from time to time owing by it to the Vendors, by way of set-off against any amount from time to time owing by the Vendors to the Purchaser or the Corporations, including any amount owing to the Purchaser pursuant to the Vendors’ indemnification pursuant to Section 8.1.

9. General Provisions

9.1.     Further assurances. Each of the Vendors and the Purchaser hereby covenants and agrees that at any time and from time to time after the Closing Date they shall, on the request of the others, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better carrying out and performance of all the terms of this agreement.

9.2.     Notices.

(1)     Any notice, designation, communication, request, demand or other document, required or permitted to be given or sent or delivered hereunder to any party hereto shall be in writing and shall be sufficiently given or sent or delivered if it is

(a)     delivered personally to such party; or

(b)     sent by confirmed email transmission.

(2)     Notices shall be sent to the following addresses:

(a)     in the case of the Vendors,

Attn: Jordan Vedoya

60 Paramount Road

Winnipeg, MB R2X 2W3

jordan@fatpanda.ca

with a copy to:

MLT Aikins LLP

30th Floor – 360 Main Street

Winnipeg, MB R3C 4G1

Attn: Melissa Cattini & Colin Findlay

mcattini@mltaikins.com / cfindlay@mltaikins.com

(b)     in the case of the Purchaser,

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To:	CEA Industries Inc. (NASDAQ: CEAD) and the Purchaser

Attn: Anthony McDonald

Chairman & CEO

385 S. Pierce Avenue, Ste. C

Louisville, CO 80027

Main: 303-993-5271 | Direct: 720-531-0302

cead6@ceaindustries.com

www.ceaindustries.com

with a copy to:

Jayson Schwarz LLM

Barrister and Solicitor

1984 Yonge Street

Toronto, Ontario M4S 1Z7

Phone: 1 (416) 486-2040 Ext. 223

Fax: 1 (416) 486-3325

schwarz@schwarzlaw.ca

or to such other address or email as the party entitled to or receiving such notice, designation, communication, request, demand or other document shall, by a notice given in accordance with this section, have communicated to the party giving or sending or delivering such notice, designation, communication, request, demand or other document.

(3)     Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall:

(a)     if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery; or

(b)     if sent by email transmission, be deemed to have been given, sent, delivered and received on the date sent if such transmission is successful.

9.3.     Counterparts. This agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

9.4.     Expenses of parties. Each of the parties hereto shall bear all expenses incurred by it in connection with this agreement, including the charges of their respective counsel, accountants, financial advisors and finders.

9.5.     Brokerage and finder’s fees. The Vendors jointly and severally agree to indemnify the Purchaser and the Corporations and hold each of them harmless in respect of any claim for brokerage or other commissions relative to this agreement or the transactions contemplated hereby which is caused by actions of the Vendors or any of their Affiliates.

9.6.     Announcements. No announcement with respect to this Agreement will be made by the Vendors without the prior approval of the Purchaser. The foregoing will not apply to any announcement by any party required in order to comply with laws pertaining to timely disclosure, provided that such party consults with the other parties before making any such announcement.

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9.7.     Assignment. The rights of the Vendors hereunder shall not be assignable without the prior written consent of the Purchaser. The rights of the Purchaser hereunder shall be assignable without the prior written consent of the Vendors.

9.8.     Successors and assigns. This agreement shall be binding on and enure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to confer on any person, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this agreement.

9.9.     Entire agreement. This agreement and the Schedules referred to herein constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof. None of the parties hereto shall be bound to one another or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this agreement or in the Schedules, documents and instruments to be delivered on or before the Closing Date pursuant to this agreement. The parties hereto further acknowledge and agree that, in entering into this agreement and in delivering the Schedules, documents and instruments to be delivered on or before the Closing Date, they have not in any way relied, and will not in any way rely, on any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this agreement or in such Schedules, documents or instruments.

9.10.     Waiver. Any party hereto which is entitled to the benefits of this agreement may, and has the right to, waive any term or condition hereof at any time on or prior to the Closing Time; provided, however, that such waiver shall be evidenced by written instrument duly executed on behalf of such party.

9.11.     Amendments. No modification or amendment to this agreement may be made unless agreed to by the parties hereto in writing.

9.12.     Counterparts. This Agreement may be executed and delivered in any number of counterparts (whether in original, electronic, facsimile or Portable Document Format form) with the same effect as if all parties hereto had signed the same document. All counterparts and adopting instruments shall be construed together and shall constitute one and the same agreement.

9.13       Dispute Resolution. In the event of a disagreement between the parties the parties acknowledge they will attempt to resolve same firstly by negotiation, thereafter mediation and as a last resort arbitration in accordance with the terms hereof (“Arbitration”).

All differences or disputes which arise between the parties herein in connection with this Agreement , except matters contemplated in Section 2.5 shall be determined by arbitration and the following shall apply:

a)	Should the parties be unable to resolve their dispute by negotiation, the failure of which being determinable by either party, acting reasonably, the parties shall, acting in good faith, appoint an independent mediator within fifteen (15) days of such determination, and attend mediation with a view to resolving such disputed matter. Should the parties be unable to resolve their dispute by mediation or fail to appoint a mediator, it is agreed that the matter shall be submitted to binding arbitration, and the following procedures shall be used:

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a.	arbitration proceedings shall be commenced by either party giving written notice to the other of its desire to submit the matters in difference to arbitration, at which time the parties shall make their best efforts to agree upon a mutually satisfactory single arbitrator. If the parties are unable to agree on a single arbitrator, either party may make application for the appointment of a single arbitrator in accordance with The Arbitration Act (Manitoba);

b.	the sole arbitrator shall forthwith proceed to arbitrate the dispute between the parties and they shall, after completion of such proceedings, render their decision in writing, it being agreed by the parties that any decision or decisions of the arbitrator shall be final and binding and there shall be no appeal therefrom;

c.	in the event of the death, resignation, incapacity, neglect or refusal to act of the arbitrator appointed under these provisions and if such neglect or refusal continues for a period of five (5) days after written notice thereof has been given by either party, another arbitrator shall be appointed by the court in accordance with The Arbitration Act (Manitoba) to replace such arbitrator upon application by either party; and

d.	the cost of the arbitration shall be apportioned between the parties or against either of them as the arbitrator may decide.

[Signature pages follow]

IN WITNESS WHEREOF the parties hereto have duly executed this agreement under seal as of the day and year first above written.

16728502 CANADA INC.

By:	/S/ Anthony K. McDonald
Name:	Anthony K. McDonald
Title:	President & CEO

I have authority to bind the corporation.

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IN WITNESS WHEREOF the parties hereto have duly executed this agreement under seal as of the day and year first above written.

FAT PANDA LTD.

By:	/S/ Randy Lamont
Name: Randy Lamont
Title: President
I have authority to bind the corporation.

7446285 MANITOBA LTD.

By:	/S/ Randy Lamont
Name: Randy Lamont
Title: President
I have authority to bind the corporation.

10050200 MANITOBA LTD.

By:	/S/ Randy Lamont
Name: Randy Lamont
Title: President
I have authority to bind the corporation.

FAT PANDA DIRECT LTD.

By:	/S/ Randy Lamont
Name: Randy Lamont
Title: President
I have authority to bind the corporation.

/S/ Randy Lamont
WITNESS	RANDY LAMONT

/S/ Darch Backman
WITNESS	DARCY BACKMAN

/S/ Mignonne Lamont
WITNESS	MIGNONNE LAMONT

/S/ Jordan Vedoya
WITNESS	JORDAN VEDOYA

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SCHEDULES

Schedule 1.1(h)	Audited Financial Statements

Schedule 1.1(rr)	Franchise Agreements

Schedule 1.1(zz)	Interim Financial Statements

Schedule 1.1(bbb)	Inventory

Schedule 1.1(ccc)	Key Employees

Schedule 1.1 (fff)	Leases

Schedule 1.1(hhh)	Licences

Schedule 2.3(e)	Loan Agreement and Promissory Note

Schedule 2.3(f)	Convertible Promissory Note

Schedule 2.3(h) i)	Solicitors Escrow Agreement

Schedule 2.3(h) ii)	Escrow Agreement

Schedule 2.4	Estimated Closing Statement

Schedule 2.7.1 a)	Jordan Non-Competition Agreement

Schedule 2.7.1 b)	All other Vendors Non-Competition Agreement

Schedule 3.1(3)	Vendor’s Contractual and Regulatory Approvals

Schedule 3.1(4)(b)	Constating Documents

Schedule 3.1(5)(b)	Contractual Consents required for Change of Control

Schedule 3.1(5)(c)	Regulatory Consents required for Change of Control

Schedule 3.1(7)	Authorized and Issued Capital of the Corporations

Schedule 3.1(13) n)	Employment Contracts relating to wage increases

Schedule 3.13(h)	Facility Closures

Schedule 3.1(16)b)	FIVE (5) years’ Tax Returns of the Corporations

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Schedule 3.1(16)l)	Tax Matters

Schedule 3.1(17)	Litigation

Schedule 3.1(18)	Environmental Matters

Schedule 3.1(19)	Encumbrances

Schedule 3.1(20)	Bank Accounts and Safe Deposit Boxes

Schedule 3.1(27)	Leases of Personal Property

Schedule 3.1(28)	Intellectual Property

Schedule 3.1(29)	Privacy

Schedule 3.1(29) b)	Privacy Policy;

Schedule 3.1(29) c)	Third Party Privacy Agreement

Schedule 3.1(29) d)	Employee Privacy Agreement

Schedule 3.1(33)	Restrictions on Doing Business

Schedule 3.1(34)	Guarantees, Warranties and Discounts

Schedule 3.1(34) d);	Standard Terms

Schedule 3.1(35)	Agency and Distribution Agreements

Schedule 3.1(38)	Employees

Schedule 3.1(41)	Employee Benefit and Pension Plans

Schedule 3.1(42)	Insurance

Schedule 3.1(44)	Government Assistance

Schedule 3.2(2)	Purchaser’s Contractual and Regulatory Approvals

Schedule 4(d)	Workers Compensation claims history

Schedule 5.1(e)	Release by Vendors in Favour of Corporations

Schedule 5.1(f)	Release by Velocity Investments Incorporated in favour all Parties

Schedule 5.1(g)	Release by Jordan in favour the Corporations

Schedule 5.1(h)	Release by David Flintoff

Schedule 6.1(a)	Vendor’s Confirming Certificate

Schedule 6.1(f)	Form of Estoppel Certificate

Schedule 6.1(g)	Release by Directors and Officers in Favour of Corporations

Schedule 6.1 (i)	Employment Contracts of Jordan Vedoya and critical employees

Schedule 6.1 (j)	Velocity release of Purchaser

Schedule 6.3(a)	Purchaser’s Confirming Certificate

Schedule 6.3(e)	Release by the Corporations in Favour of Vendors

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